EXHIBIT 10.1

CREDIT AGREEMENT

between

PRECISION AEROSPACE COMPONENTS, INC.

as Borrower

and

WEBSTER BUSINESS CREDIT CORPORATION,

as Lender

Effective Date: August 25, 2015

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4 CASH MANAGEMENT AGREEMENTS	42

4.1 Establishment of Lockboxes	42
4.2 Blocked Accounts	42
4.3 Pledged Accounts	43
4.4 Remittance of Receivables	43
4.5 Receipt of Payments by Borrower	43
4.6 Application of Deposits	43
4.7 Liens	44
4.8 Rights After an Event of Default	44

5 REPRESENTATIONS AND WARRANTIES	44

5.1 Authority	44
5.2 Formation and Qualification	44
5.3 Tax Returns	45
5.4 Financial Statements	45
5.5 Name	46
5.6 OSHA and Environmental Compliance	46
5.7 Solvency	47
5.8 Litigation	47
5.9 No Indebtedness	48
5.10 No Violations	48
5.11 Patents, Trademarks, Copyrights and Licenses	48
5.12 Licenses and Permits	48
5.13 No Default of Indebtedness	48
5.14 No Other Defaults	49
5.15 No Burdensome Restrictions	49
5.16 No Labor Disputes	49
5.17 Margin Regulations	49
5.18 Investment Company Act	49
5.19 Disclosure	49
5.20 No Conflicting Agreements or Orders	49
5.21 Application of Certain Laws and Regulations	49
5.22 Business and Property of Borrower	50
5.23 Hedge Contracts	50
5.24 Real Property	50
5.25 Deposit Accounts	50
5.26 OFAC	50
5.27 Brokers	50
5.28 No Other Financing Statements	50
5.29 Compliance with Securities Laws	50

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6 AFFIRMATIVE COVENANTS	51

6.1 Payment of Fees	51
6.2 Conduct of Business and Maintenance of Existence and Assets	51
6.3 Requirements of Law	51
6.4 Government Receivables	51
6.5 Taxes	51
6.6 Payment of Indebtedness	52
6.7 Standards of Financial Statements	52
6.8 Insurance	52
6.9 Environmental Matters	52
6.10 Computer Systems Upgrade	54
6.11 Audited Financial Statement	54

7 NEGATIVE COVENANTS	55

7.1 Merger, Consolidation and Acquisitions	55
7.2 Sales of Assets	55
7.3 Creation of Liens	55
7.4 Guarantees	55
7.5 Investments	55
7.6 Loans	55
7.7 Dividends	56
7.8 Indebtedness	56
7.9 Nature of Business	56
7.10 Transactions with Affiliates	56
7.11 Subsidiaries	56
7.12 Fiscal Year and Accounting Changes	57
7.13 Pledge of Credit	57
7.14 Amendment of Documents	57
7.15 Prepayment of Indebtedness	57
7.16 Payment of Subordinated Debt	57
7.17 Payment of Shareholder Note	57
7.18 Payment of Management Fees	57
7.19 Deposit Accounts	57
7.20 Equity Interests	58

8 FINANCIAL COVENANTS	58

8.1 Fixed Charge Coverage Ratio	58
8.2 Capital Expenditures	58

9 INFORMATION COVENANTS	58

9.1 Disclosure of Material Matters	58
9.2 Schedules	58
9.3 Litigation	59
9.4 Notice of Adverse Events	59
9.5 Other Material Occurrences	59
9.6 Government Receivables	59
9.7 Annual Financial Statements	60
9.8 Monthly Financial Statements	60
9.9 Borrowing Base Certificate	60
9.10 Projected Operating Budget	61
9.11 Variances From Operating Budget	61
9.12 Intellectual Property	61
9.13 Public Reports	61
9.14 Additional Information	61
9.15 Additional Documents	62

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10 CONDITIONS PRECEDENT	62

10.1 Conditions to the Initial Advance	62
10.2 Conditions to Each Advance	67

11 EVENTS OF DEFAULT	67

11.1 Obligations	67
11.2 Misrepresentations	68
11.3 Financial Information	68
11.4 Liens	68
11.5 Covenants	68
11.6 Judgments	68
11.7 Voluntary Bankruptcy	68
11.8 Involuntary Bankruptcy	68
11.9 Material Adverse Changes	68
11.10 Lender’s Liens	68
11.11 Subordinated Debt	69
11.12 Management Fees	69
11.13 Cross Default	69
11.14 Guaranty	69
11.15 Change of Ownership	69
11.16 Change of Management	69
11.17 Invalidity	69
11.18 Takings	69
11.19 Seizures	69
11.20 Cessation of Operations	70
11.21 Criminal Charges	70

12 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT	70

12.1 Rights and Remedies	70
12.2 Application of Proceeds	71
12.3 Lender’s Discretion	71
12.4 Setoff	71
12.5 Receiver	72
12.6 Rights and Remedies not Exclusive	72

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13 WAIVERS AND JUDICIAL PROCEEDINGS	72

13.1 Waiver of Notice	72
13.2 Delay	72
13.3 Jury Waiver	72

14 EFFECTIVE DATE AND TERMINATION	73

14.1 Term; Early Termination Fee	73
14.2 Termination	73

15 ADDITION OF BORROWERS; MULTIPLE BORROWERS	74

15.1 Addition of Borrower	74
15.2 Borrowing Agency Provisions	74
15.3 Waiver of Subrogation	75

16 MISCELLANEOUS	75

16.1 GOVERNING LAW	75
16.2 Entire Understanding	76
16.3 Advice of Counsel	76
16.4 Successors and Assigns; Participations; New Lender	76
16.5 Application of Payments	77
16.6 Indemnity	77
16.7 Notice	78
16.8 Survival	78
16.9 Severability	78
16.10 Expenses	79
16.11 Right to Cure	79
16.12 Injunctive Relief	79
16.13 CONSEQUENTIAL DAMAGES	79
16.14 Third Party Beneficiaries	79
16.15 Captions	80
16.16 Counterparts; Signatures	80
16.17 Construction	80
16.18 Confidentiality	80
16.19 Publicity	80
16.20 Survival of Representations and Warranties	81
16.21 Certain Matters of Construction	81
16.22 Destruction of Invoices	81
16.23 Time	81
16.24 Patriot Act	81
16.25 No Tax Advice	82
16.26 Completion of Blanks	82
16.27 Exculpation of Lender	82
16.28 Electronic Transmission	82

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List of Exhibits and Schedules

Exhibits

Exhibit 1.3	Borrower Addendum
Exhibit 2.1(b)	Revolving Credit Note
Exhibit 6.10	Collateral Access Agreement
Exhibit 9.8	Compliance Certificate
Exhibit 10.1(c)	Secretary’s Certificate
Exhibit 10.1(e)	Opinion of Borrower’s Counsel
Exhibit 10.1(f)	Closing Certificate

Schedules

Schedule 1.1	Subordinated Obligation Documents
Schedule 5.2	Organizational Data and Numbers; Qualifications
Schedule 5.3	Federal Tax Identification Numbers
Schedule 5.5	Prior Names
Schedule 5.6	OSHA and Environmental Compliance
Schedule 5.8	Litigation
Schedule 5.9	Indebtedness
Schedule 5.10	Violations
Schedule 5.11	Intellectual Property
Schedule 5.24	Real Property
Schedule 5.25	Deposit Accounts

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CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”), dated as of August 25, 2015 (the “Effective Date”), between PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation (herein, the “Borrower”) and WEBSTER BUSINESS CREDIT CORPORATION, a New York corporation (“WBCC” or “Lender).

RECITALS

I. Capitalized terms used in these Recitals shall have the meanings ascribed to such terms in the preamble to this Agreement or in Section 1.3.

II. Borrower has applied to the Lender for financing to retire the Existing Loans, to pay closing costs associated herewith, and to supplement its working capital needs on an ongoing basis.

III. WBCC, as initial and sole Lender hereunder, has agreed to provide this financing to Borrower, subject, however, to the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are mutually acknowledged, Borrower and Lender, each intending to be legally bound hereby, hereby covenant and agree as follows:

1 DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, any Note, or any certificate, report or other Credit Document, accounting terms not defined in Section 1.3 or elsewhere in this Agreement shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with the Financial Covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the Historical Financial Statements.

1.2 Uniform Commercial Code Terms. Unless defined herein, all terms used herein and defined in the Uniform Commercial Code shall have the meanings given them therein.

1.3 General Definitions.

“Accountants” shall mean a firm of independent certified public accountants selected by Borrower, and acceptable to Lender, in its Permitted Discretion. As of the date hereof, Friedman, LLP is the Accountant.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of Property of another Person or all or substantially all of the Equity Interests of another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

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“Adjusted Daily LIBOR Rate”: shall mean, with respect to any Daily LIBOR Rate Loan, an interest rate per annum (such rate to be adjusted to the next higher 1/100th of one percent (.01%)) equal to the quotient of (a) LIBOR for a one month period, on each day that a Daily LIBOR Rate Loan is outstanding divided by (b) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal) of reserve requirements current on the date that is two (2) Business Days prior to such date (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other Governmental Body having jurisdiction over the Lender) as in effect from time to time, dealing with reserve requirements prescribed for Eurocurrency funding including any reserve requirements with respect to “Eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System.

“Advances” shall mean and include any loans, advances or other financial accommodations made under, pursuant to or in connection with this Agreement or any other Credit Document, including the Revolving Advances, and any Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a shareholder, director, officer or employee (or relative of any shareholder, director, officer or employee) (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. As used hereinabove and elsewhere in this Agreement “Control” of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the directors, partners or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Alternative Tax Distributions” shall have the meaning set forth in Section 7.7.

“Applicable Advance Rate” shall mean:

(a) Eighty-five percent (85%), in respect of Eligible Receivables,

(b) Eighty-five percent (85%) of the NOLV of Eligible Inventory located at premises (i) owned by the Borrower or by any Subsidiary or (ii) leased by the Borrower or any Subsidiary as to which one of the conditions in clause (i) of the definition of Eligible Inventory has been satisfied, in each case, such higher or lower percentage amount as Lender, in its Permitted Discretion, after consultation with, and reasonable notice to, the Borrower, may elect from time to time, it being understood and agreed by Borrower in connection with the foregoing that any decrease in Applicable Advance Rates, any imposition of (or increase in) any Availability Reserves or any change in the composition of Eligible Inventory or Eligible Receivables instituted by Lender in its Permitted Discretion pursuant hereto from time to time may limit or restrict the amount of Advances available to Borrower hereunder.

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“Application Date” shall have the meaning set forth in Section 4.4.

“ARG Recovery Appraisal” means the Inventory Appraisal, dated May 15, 2015, prepared by ARG Recovery LLC.

“Availability Period” shall mean the period from the Effective Date through the Business Day immediately preceding the Revolving Maturity Date.

“Availability Reserves” shall mean such reserves as Lender, in its Permitted Discretion, may elect to impose from time to time in respect of borrowing availability. Without limiting the generality of the foregoing, the following reserves, if imposed, shall be deemed an exercise of Lender’s Permitted Discretion: (a) reserves for price adjustments and damages; (b) reserves for accrued but unpaid ad valorem, excise and personal property tax liabilities; (c) reserves for amounts then due, or coming due, to other creditors (including judgment creditors); (d) Bank Product reserves; (e) reserves for accrued, unpaid interest and fees; (f) reserves for federal government claims or offsets; (g) reserves for any other matter that has a negative impact on the value of the Collateral; (h) rent reserves (including, without limitation, reserves in an amount equal to three months’ rent for the property leased by Creative Assembly Systems, Inc.at 6002 Groveport Road, Groveport, Ohio until such time as the Lender has received a duly executed collateral access agreement, in form and substance satisfactory to the Lender, with respect to such property); and (i) reserves for any changes in the terms of the Borrower’s trade credit including, without limitation, dilution, credit limits and repayment terms.

“Bank” shall mean Webster Bank, National Association, together with its successors and assigns.

“Bank Products” shall mean, collectively, (a) any cash management service, including through the use of any Blocked Account, (b) any Hedge Contract, (c) any derivative product or (d) any similar (or dissimilar) bank product or service offered by the Bank or any Affiliate of the Bank (including Lender) to the Borrower from time to time.

“Bankruptcy Action” shall mean, with respect to any Person, that it shall (a) apply for, consent to or suffer the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence or have commenced against it, a case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (g) take, consent to, or acquiesce in, any action for the purpose of effecting any of the foregoing.

“Base Rate” on any day, shall mean a rate per annum equal to the Prime Rate

“Blocked Account” shall have the meaning set forth in Section 4.2.

“Blocked Account Agreement” shall have the meaning set forth in Section 4.2.

“Blocked Account Bank” shall have the meaning set forth in Section 4.2.

“Borrower” shall have the meaning set forth in the Preamble of this Agreement.

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“Borrower Addendum” shall mean an Addendum, duly completed and executed by each of Borrowing Representative and the applicable new Borrower, in substantially the form attached hereto as Exhibit 1.3.

“Borrower on a consolidated basis” shall mean, as appropriate, the consolidation in accordance with GAAP of the accounts or other items of Borrower and its Subsidiaries.

“Borrower Reports” shall mean any reports (whether financial, with respect to Collateral, as to operating condition or otherwise) required to be delivered to Lender pursuant hereto or to any other Credit Document, including, particularly, pursuant to Article 10.

“Borrower’s Account” shall have the meaning set forth in Section 2.11.

“Borrowing Base” shall mean the sum of the following: (a) the product of the Applicable Advance Rate times the Value of all Eligible Receivables; plus (b) the lesser of (i) the Eligible Inventory Sublimit, or (ii) the product of the Applicable Advance Rate times the NOLV, using the methodology employed in the ARG Recovery Appraisal, of all Eligible Inventory; minus (c) the Availability Reserves.

“Borrowing Base Certificate” shall have the meaning set forth in Section 9.9.

“Borrowing Representative” shall mean the Borrower, if there is only one Borrower, but, otherwise, shall mean such Person as Borrowers, collectively between or among themselves, may elect as their representative hereunder from time to time pursuant to Article 15, subject to Lender’s prior approval. On the Closing Date, Borrowing Representative is the Borrower.

“Business Day” shall mean with respect to Daily LIBOR Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England and New York, New York and with respect to all other matters, any day other than a day on which commercial banks in New York and Connecticut are authorized or required by law to close.

“C3Capital” means C3Capital Partners III, L.P.

“Capital Expenditures” shall mean all expenditures (or commitments to make expenditures) of Borrower and its Subsidiaries on a consolidated basis for fixed or capital assets (including any made or committed to be made pursuant to capitalized leases) which, in accordance with GAAP, constitute capital expenditures in the period made, provided however, Capital Expenditures shall not include expenditures paid or incurred as part of an Acquisition.

“Capital Lease” shall mean any lease of Equipment or Real Property by the Borrower or any of its Subsidiaries that, in accordance with GAAP, is or should be reflected as a liability on the balance sheet of the Borrower or such Subsidiary.

“Capitalized Lease Obligations” shall mean any Indebtedness represented by obligations under a Capital Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

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“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 etseq.

“Change of Management” shall mean that John Wachter, William Golden, or Richard McVaugh cease to be actively involved in the day-to-day executive management of Borrower, either by death, disability, retirement, termination of employment or otherwise.

“Change of Ownership” shall mean that: (a) anyof the Equity Interests of Borrower having voting power to elect members of its board of directors, partners or managers (John Wachter, William Golden, or Richard McVaugh or comparable governing body) is, or becomes, owned or controlled by any Person or Persons other than the Present Owners (including for the purposes of the calculation of percentage ownership, any shares of Equity Interests into which any Equity Interests of Borrower are convertible or for which any such shares of the Equity Interests of Borrower or of any other Person may be exchanged and any shares of such Equity Interests issuable upon exercise of any warrants, options or similar rights which may at the time of calculation); or (b) any merger, consolidation of the Borrower occurs in which the Borrower is not the survivor; or (c) a sale of all or substantially all of the property or assets of the Borrower shall occur, except to another Borrower or with Lender’s prior written consent; or (d) any Equity Interests of the Borrower becomes the subject of, any consensual Lien except in favor of (or assigned to) Lender pursuant hereto; or (e) any Subsidiary of the Borrower is not, or ceases to be, wholly owned and controlled by the Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, Equity Interests, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon any Collateral, the Borrower or any of its Affiliates.

“Closing Date” shall mean the date on which the Initial Advance is made, which date may be on the Effective Date but, unless otherwise approved by Lender, in its credit judgment, shall not be later than ten (10) days after the Effective Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Commercial Note” shall mean the 14% Commercial Note, dated June 26, 2015, made by Aero-Missile Components, Inc., Freundlich Supply Company, Inc., Creative Assembly Systems, Inc. and Tiger-Tight Corp. in favor of C3Capital and Precision Group Holdings, LLC.

“Commitment Letter” shall mean the commitment letter, dated May 28, 2015, issued by Lender to Borrower, relative to the undertakings contemplated hereby.

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“Commitment” shall mean the total commitment of Lender to make Advances under this Agreement as in effect on the Closing Date, as such commitments may be increased or decreased from time to time hereafter in accordance with the terms hereof.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7.U.S.C. Section 1, etseq.), as amended from time to time, and any successor statute.

“Concentration Account” shall mean a Deposit Account with the Bank into which collections from all Blocked Accounts are concentrated prior to, and in facilitation of, their applications to the Obligations.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, (a) necessary to carry on the Borrower’s business, including, without limitation, any consents required under all applicable federal, state or other applicable law, and (b) required to effectuate the transactions and agreements contemplated in this Agreement and the other Credit Documents.

“Contract Rate” shall mean, with respect to Revolving Advances, the applicable Revolving Interest Rate.

“Control” shall have the meaning set forth in the definition of “Affiliate”.

“Credit Documents” shall mean this Agreement, together with the Notes, the Letter of Credit Agreement, any Guaranty, any Security Agreement, any Subordination Agreement, including, the Debt and Lien Subordination Agreement and the Management Fee Subordination Agreement, and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Lender or any other Lender Party, in respect of the transactions contemplated by this Agreement. The term “Credit Documents” includes, without limitation, all those documents to which the Borrower is a party described in Section 10.1.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or any Subsidiary, pursuant to which the Borrower or any Subsidiary is to deliver any personal property or perform any services.

“Daily LIBOR Rate Loan” shall mean any Advance that bears interest based upon the Adjusted Daily LIBOR Rate.

“Debt and Lien Subordination Agreement” shall mean the Subordination and Intercreditor Agreement, dated as of the date hereof, among the Borrower, the Lender and C3Capital.

“Default” shall mean an Event of Default or an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

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“Default Rate” shall have the meaning set forth in Section 3.1(b).

“Deposit Account” shall mean any checking account, savings account, time deposit account, certificate of deposit, investment account or other account (howsoever denominated), in which from time to time any cash of the Borrower is or may be deposited.

“Designated Officer” shall mean the chief executive officer, chief financial officer or chief operating officer of a Loan Party (regardless of title), or such other officer, lender or representative of a Loan Party which Lender may, at such Loan Party’s request, permit to be a “Designated Officer” from time to time.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the United States or any political subsidiary thereof.

“Early Termination Date” shall have the meaning set forth in Section 14.1(b).

“Early Termination Fee” shall have the meaning set forth in Section 14.1(b).

“EBITDA” shall mean, for any fiscal period of Borrower, the sum of:

(a) net income (or loss) of Borrower on a consolidated basis (as applicable) for such period (excluding extraordinary gains and losses), plus

(b) to the extent deducted in determining such net income (or loss) of Borrower on a consolidated basis, the following:

(i) all interest expense of Borrower on a consolidated basis for such period;

(ii) all charges against income of Borrower on a consolidated basis for such period for federal, state and local taxes actually paid;

(iii) depreciation expenses of Borrower on a consolidated basis for such period; and

(iv) amortization expenses of Borrower on a consolidated basis for such period.

“E-Fax” shall mean any system used to receive or transmit fees electronically.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

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“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Inventory” shall mean and include, with respect to the Borrower and any of its Subsidiaries, Inventory consisting of Tier 1Finished Goods Inventory, Tier 2 Finished Goods Inventory and Tier 3 Finished Goods Inventory owned by and in the possession of the Borrower and any of its Subsidiaries and located in the United States of America, which Lender, in its Permitted Discretion, shall determine to be Eligible Inventory. Without limitation, Inventory shall not be deemed Eligible Inventory unless such Inventory is subject to Lender’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances). In addition, no Inventory shall be Eligible Inventory if:

(a) it does not conform in all material respects to all Requirements of Law pertaining to its manufacturers;

(b) it consists of work-in-process, display items, showroom samples, “seconds,” packaging, shipping materials, supplies or catalysts;

(c) it constitutes Inventory in-transit to or from the Borrower or any of its Subsidiaries (while in-transit);

(d) it is subject to any licensing or similar contractual arrangement limiting the resale thereof by the Borrower or any of its Subsidiaries or by Lender as its attorney-in-fact;

(e) any covenant, representation or warranty contained herein with respect to such Inventory has been breached;

(f) it is obsolete, unsaleable, shop-worn, damaged, defective, slow-moving or unmerchantable;

(g) it has been consigned to the Borrower or any of its Subsidiaries;

(h) it is not subject to a perpetual inventory reporting system acceptable to Lender;

(i) it is in the possession or control of any processor, finisher or other third party besides the Borrower or any of its Subsidiaries or is otherwise situated at any public or private warehouse or upon any leased property unless (i) such processor, finisher, warehouse operator, landlord or other third party has waived or subordinated (pursuant to a subordination agreement satisfactory to the Lender) any lien or claim thereon, in a manner satisfactory to Lender, (ii) Lender, in its Permitted Discretion has elected to impose reserves against the value of such Inventory in lieu thereof (the amounts and duration of which shall be in Lender’s Permitted Discretion) or (iii) the Inventory is delivered to a Person pursuant to a Lease or other arrangement acceptable to Lender under clause (g) of this definition;

(j) it consists of Hazardous Substances, except for Hazardous Substances which are used in the ordinary course of business and in compliance with all applicable laws, rules and regulations;

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(k) it is not covered by casualty insurance maintained as required under the Security Agreement; or

(l) it is not otherwise satisfactory to Lender in the exercise of its Permitted Discretion.

“Eligible Inventory Sublimit” shall mean $4,500,000.

“Eligible Receivables” shall mean and include, with respect to the Borrower and any of its Subsidiaries, each Receivable of the Borrower or any of its Subsidiaries arising in the ordinary course of the Borrower’s and any of its Subsidiaries’ business which Lender, in its Permitted Discretion, shall determine to be an Eligible Receivable. Without limitation, a Receivable shall not be deemed to be an Eligible Receivable unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by the Borrower or any of its Subsidiaries to an Affiliate of the Borrower or to a Person Controlled by an Affiliate of the Borrower or any of its Subsidiaries;

(b) is past due formore than sixty (60) days from due date and not more than ninety (90) days from invoice date;

(c) fifty percent (50%) or more of the Receivables from the Customer are not deemed Eligible Receivables hereunder by application thereto of clause (b) above;

(d) the Receivables of any other Customer (or group of Affiliated Customers) exceeds twenty-five percent (25%) of otherwise then Eligible Receivables, to the extent of such excess;

(e) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(f) the Customer shall be the subject of any on-going Bankruptcy Action;

(g) the sale is to a Customer which is located outside, or has its principal place of business or substantially all of its assets outside, the continental United States of America, unless and except to the extent that either (i) the sale is on letter of credit, guaranty or acceptance terms, or (ii) payment of such Receivable is insured under a foreign credit insurance policy; in each case, acceptable to Lender in its Permitted Discretion;

(h) the sale to the Customer is on a “bill-and-hold”, “guaranteed sale”, “sale-and-return”, “sale on approval”, “consignment” or any other repurchase or return basis;

(i) such Receivable arises in respect of a “COD” or “CBD” sale;

(j) such Receivable is evidenced by an instrument or chattel paper;

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(k) such Receivable represents, or includes, a progress billing or retainage;

(l) such Receivable consists of late charges, penalties or similar impositions assessed for delinquency or non-payment after invoice terms;

(m) Lender believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(n) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless (i) Borrower or its Subsidiaries assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, etseq. and 41 U.S.C. Section 15, etseq.) or has otherwise complied with other applicable statutes or ordinances or (ii) the Borrower or its Subsidiaries has directed the Customer to remit all payment of Receivables to a Lockbox or Blocked Account under the dominion and control of the Lender;

(o) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the Borrower or its Subsidiaries and accepted by the Customer or such Receivable otherwise does not represent a final sale (subject to returns in the Ordinary Course of Business);

(p) such Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of the Borrower or such Receivable is contingent in any respect or for any reason;

(q) the Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(r) any return, rejection or repossession of the merchandise giving rise to such Receivable has occurred;

(s) such Receivable is not payable to the Borrower or any of the Subsidiaries;

(t) such Receivable is owed by a Customer located in any State that requires a creditor to file a business activity report or similar document, or to qualify to do business in such State, in order to bring suit to recover on such Receivables in such State, unless (i) Borrower has qualified to do business in such State or (ii) Borrower has filed a business activity report or such other similar required document in such jurisdiction, or (iii) to Customer is doing business in, or otherwise is subject to the jurisdiction of, any other State;

(u) such Receivable is payable in any currency other than Dollars;

(v) such Receivable is issued in respect of partial payment, including “debit memos” and “charge-backs”;

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(w) such Receivable is owing by a Sanctioned Person; or

(x) such Receivable is not otherwise satisfactory to Lender in the exercise of its Permitted Discretion after consultation with, and reasonable notice to, the Borrower.

“Environmental Complaint” shall have the meaning set forth in Section 6.9(d).

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include, as to the Borrower, all of the Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, motor vehicles, forklifts, fittings, furniture, furnishings, fixtures, parts, attachments and accessories, and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” as to any Person, shall mean all shares, interests, partnership interests, limited liability company interests or units, membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated including, without limitation, common and preferred shares and interests) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“E-System” shall mean any electronic system, including Intralinks® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by Lender, any Lender Party or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall mean the occurrence and continuance of any of the events set forth in Article 11.

“Excess Availability” shall mean at any time of determination, the difference between (a) the maximum amount of Advances which can be made to the Borrower under the Revolving Credit Commitment at such time, and (b) the sum of (i) the aggregate amount of Advances (and the unused face amount of Letters of Credit) under the Revolving Credit Commitment (including Advances to be made and Letters of Credit to be issued) at such time, plus (ii) all trade indebtedness of Borrower which is outstanding beyond the Ordinary Course of Business, plus (iii) fees and expenses for which Borrower is responsible for under this Agreement or any other Credit Document and which have not yet been charged to the Borrower’s account or otherwise paid by Borrower at such time.

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“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Existing Lender” shall mean any creditor of the Borrower holding Funded Indebtedness on the Closing Date which is being refinanced pursuant to the Initial Advance made pursuant hereto.

“Existing Lender Liens” shall mean Liens on Collateral retained by the Existing Lender to secure payment of the Existing Loans, to be released on the Closing Date in conjunction with full payment of the Existing Loans.

“Existing Loans” shall mean all Indebtedness owing by the Borrower to the Existing Lender on the Closing Date, whether secured or unsecured.

“Extraordinary Receipts” shall mean any cash proceeds received by the Borrower or any of its Subsidiaries not in the Ordinary Course of Business (other than from the issuance of Equity Interests, the incurrence of Indebtedness, the disposition of Collateral or any insured casualty loss), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any adjustment received in connection with any purchase price in respect of an acquisition.

“Financial Covenants” shall mean the financial covenants set forth in Section 8.1 and Section 8.2.

“Finished Goods” shall mean finished goods held for sale by the Borrower in the ordinary course of its business.

“Fiscal Year” shall mean the Borrower’s Fiscal Year as in effect on the Effective Date; and the terms “Fiscal Quarter” and “Fiscal Month” shall have correlative meanings.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any twelve consecutive Fiscal Month period of the Borrower, the ratio of (a) EBITDA for such period, minus (b) the sum of (i) any Unfinanced Capital Expenditures made during such period, (ii) all charges against income of the Borrower on a consolidated basis for such period for federal, state and local taxes actually paid during such period, (iii) all Alternative Tax Distributions (if any and without duplication) actually made during such period and (iv) any other dividends or distributions to Shareholders made during such period to (b) Fixed Charges for such period, provided that, for purposes of calculating the Fixed Charge Coverage Ratio, each component of the Fixed Charge Coverage Ratio shall be calculated based upon actual results and not on a pro forma basis.

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“Fixed Charges” shall mean and include, with respect to any twelve consecutive Fiscal Month Period of Borrower on a consolidated basis, the sum (without duplication) of:

(a) all scheduled payments (excluding mandatory prepayments) of principal paid or payable on Funded Indebtedness of Borrower on a consolidated basis outstanding during such period (excluding Revolving Advances), and, in the case of Permitted Subordinated Debt, any such payments actually made in such period, if not otherwise scheduled to be made therein, plus

(b) all interest expense of Borrower on a consolidated basis (including Revolving Advances) during such period, plus

(c) all payments under Capital Leases of Borrower on a consolidated basis made during such period.

“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.

“Funded Indebtedness” shall mean (without duplication) all Indebtedness:

(a) for money borrowed, including the Advances,

(b) which is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments,

(c) for the deferred payment for a term of one (1) year or more of the purchase price of any asset,

(d) consisting of obligations under Capital Leases,

(e) consisting of reimbursement obligations (whether or not contingent) with respect to Letters of Credit, and

(f) consisting of guaranties of any Indebtedness of the foregoing types owing by another Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean Aero-Missile Components, Inc., Freundlich Supply Company, Inc., Creative Assembly Systems, Inc. and Tiger-Tight Corp. and any other Person (other than the Borrower) who may hereafter guarantee payment or performance of the whole or any part of the Obligations. “Guarantor” shall mean each such Person that is one of the Guarantors.

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“Guaranty” shall mean any guaranty of the payment or performance of the whole or any part of the Obligations, in whole or in part, executed at any time by a Guarantor in favor of Lender for the ratable benefit of the Lender Parties.

“Hazardous Discharge” shall have the meaning set forth in Section 6.9(d).

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, etseq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Contract” shall mean any “hedge,” “swap,” “collar,” “cap” or similar agreement between the Borrower and any other financial institution, including, without limitation, Bank or any other Affiliate of WBCC, intended to fix the relative amount of the Borrower’s risk in respect of changes in interest rates and foreign currency exchange.

“Historical Financial Statements” shall have the meaning set forth in Section 5.4(a).

“Indebtedness” of a Person at a particular date, shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except Equity Interests and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Initial Advance” shall mean the initial Advance (or series of initial Advances) to be made on the Closing Date.

“Initial Projections” shall have the meaning set forth in Section 5.4(b).

“Interest Payment Date” shall mean (a) as to any Domestic Rate Loan or Daily LIBOR Rate Loan, the first day of each calendar month commencing on the first of such days to occur after the Closing Date, and (b) as to all Revolving Advances, the Revolving Maturity Date.

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“IP Security Agreement Supplement” shall mean a security agreement, to be in registrable form and otherwise to be in form and substance satisfactory to Lender pursuant to which Lender may give notice of record of its Lien on trademarks, patents and copyrights owned by a Loan Party and registered with the United States government.

“IRS” shall mean the Internal Revenue Service of the United States Treasury, and any successor thereto.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms thereof which, in all cases, shall be the Bank, unless otherwise required by the Bank or approved by Lender.

“Issuing Parties” shall mean the Borrower andAero-Missile Components, Inc., Freundlich Supply Company, Inc., Creative Assembly Systems, Inc. and Tiger-Tight Corp.

“Leasehold Interests” shall mean all of the Borrower’s or any of its Subsidiaries’ right, title and interest in and to any Real Property owned by a Person other than Borrower or any of its Subsidiaries, whether as tenant, lessee, licensee, operator or otherwise.

“Lender” shall have the meaning set forth in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

“Lender Party” shall mean Lender, the Bank, any Issuer (other than the Bank), any Purchasing Lender and any Participant, together with each other holder from time to time of any interest in any of the Obligations.

“Letter of Credit Agreement” shall mean an agreement for the issuance of letters of credit, dated on or after the date of this Agreement, between (or among) Borrower and Lender or the Bank, concerning the issuance of Letters of Credit.

“Letter of Credit Documents” shall have the meaning set forth in the Letter of Credit Agreement.

“Letter of Credit Obligations” shall mean the sum (without duplication) of (a) the undrawn amount of all Letters of Credit outstanding at any time plus (b) all amounts drawn under Letters of Credit but unreimbursed to Lender at such time.

“Letter of Credit Sublimit” shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000).

“Letters of Credit” shall have the meaning set forth in the Letter of Credit Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Domestic Rate Loan or a Daily LIBOR Rate Loan.

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“Loan Parties” shall mean Borrower and Guarantors, if any.

“Lockbox Account” shall have the meaning set forth in Section 4.1.

“Lockbox Account Agreement” shall have the meaning set forth in Section 4.1.

“Lockbox Account Bank” shall have the meaning set forth in Section 4.1.

“Manager” shall mean Polymathes Capital, LLC.

“Management Services Agreement” shall mean the Management Services Agreement, dated as of January 16, 2015, between the Borrower and the Manager, as in effect on the Effective Date.

“Management Fees” shall mean the management fees due and to become due to the Manager pursuant to the Management Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of the applicable Person or Persons, (b) Loan Parties’ ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the other Credit Documents.

“Material Agreements” shall mean and include, in the case of each Loan Party, the following: (a) any lease of Real Property, (b) any lease of personal property having aggregate annual rentals in excess of the Materiality Threshold, (c) any license agreement for the use of any intellectual property necessary for, or material to, to the operation of its business, (d) any agreement evidencing, pertaining to or securing the payment of, any Indebtedness, (e) any labor or union contract, (f) any employment contracts with executive officers of Loan Parties, (g) any purchase or supply contracts, (h) distributorship agreements, and (i) any other contract or agreement the termination of which (without its contemporaneous replacement) would reasonably be expected to have a Material Adverse Effect.

“Materiality Threshold” shall mean Fifty Thousand Dollars ($50,000).

“Maximum Revolving Advance Amount” shall have the meaning set forth in Section 2.1(a).

“Monthly Advances” shall have the meaning set forth in Section 3.1(a).

“Mortgage” shall mean any mortgage, deed of trust, security deed, assignment of leasehold interest or rents, or similar document pursuant to which a Loan Party shall grant to or for the benefit of Lender a Lien on its Real Property, together with all modification, supplements, replacements, restatements, and amendments thereof, and all additional such Mortgages given by a Loan Party to Lender from time to time.

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“Net Proceeds” shall mean:

(a) in respect of the issuance of Equity Interests, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of any Loan Party;

(b) in respect of the incurrence of any Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of any Loan Party;

(c) in respect of the sale or other disposition of any Collateral, the cash proceeds of the sale or disposition of assets (including by way of merger), net of (i) any Permitted Purchase Money Debt secured by assets being sold in such transaction required to be paid from such proceeds, (ii) income taxes that, as estimated by Borrower in good faith, will be required to be paid by Borrower (or its stockholders or members) or any of its respective Subsidiaries in cash as a result of such sale or disposition, and within one hundred eighty (180) (provided that any such amounts that are not actually paid in taxes within such period shall automatically become Net Proceeds), (iii) reasonable reserves for liabilities, indemnification, escrows and purchase price adjustments resulting from the sale of assets, (iv) transfer, sales, use and other similar taxes payable in connection with such sale or disposition, and (v) all reasonable commissions, fees and other expenses of Borrower or any of its respective Subsidiaries payable in connection with such sale or disposition;

(d) in respect of an insured loss in respect of any Collateral, any and all proceeds of casualty insurance or condemnation received by Borrower or any its respective Subsidiaries in connection with a casualty or condemnation event, net of fees and expenses incurred in the collection thereof; and

(e) in respect of Extraordinary Receipts, net of fees and expenses incurred in the collection thereof.

“NOLV” shall mean the value of the Borrower’s or any of the Borrower’s Subsidiaries’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, net of liquidation expenses, expressed as a dollar amount, with such dollar amount, initially, as set forth in the ARG Recovery Appraisal obtained by the Lender pursuant to this Agreement and, thereafter, to be as determined from time to time, but not less frequently than twice per calendar year (unless otherwise required or approved by Lender, in its credit judgment), by a qualified appraisal company selected by, or acceptable to, Lender but paid for by Borrower in any event.

“Note” shall mean the Revolving Credit Note and any other promissory note at any time evidencing any other portion of the Obligations. “Note” shall refer, individually, thereto.

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“Obligations” shall mean and include any and all of the Borrower’s Indebtedness and/or liabilities to Lender and each other Lender Party, of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including interest accruing after any bankruptcy or insolvency proceeding whether or not allowed or allowable on any such proceeding and including, without limitation, any and all of the Borrower’s Indebtedness and/or liabilities to Lender and each other Lender Party, under this Agreement, the other Credit Documents, any Permitted Hedge Contracts, any Bank Product or under any other agreement between Lender and each other Lender Party and the Borrower, and all obligations of Borrower to Lender and each other Lender Party to perform acts or refrain from taking any action. The term “Obligations” further includes, without limitation, all Letter of Credit Obligations. Notwithstanding the foregoing, the term “Obligations” shall not include Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control, and its successors.

“Ordinary Course of Business” shall mean the ordinary course of business of Borrower conducted as of the Closing Date.

“Organic Documents” shall mean: (a) for a corporation, its articles (or certificate) of incorporation and bylaws; (b) for a partnership, its articles of organization (if any) and partnership agreement; and (c) for a limited liability company, its articles (or certificate) of organization and any operating agreement; together with, for each such entity and any other entity not described above, such other, similar documents as are integral to its formation or the conduct of its business operations.

“Overadvance” shall have the meaning set forth in Section 2.8(a).

“Participant” shall mean each Person who shall be granted the right by Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

“Payment Office” shall mean, initially, the office of Lender located at 360 Lexington Avenue, Fifth Floor, New York, New York10017; thereafter, such other office of Lender, if any, which it may designate by notice to the Borrower to be the Payment Office.

“Perfection Certificate” shall mean, collectively, the Perfection Certificate for each Loan Party and the responses thereto provided by such Loan Party and delivered to Lender on the Closing Date.

“Permitted Acquisition” means any Acquisition, consisting of a single transaction or a series of related transactions, by any Loan Party (whether by the acquisition of Equity Interests, assets or any combination thereof) and such Acquisition meets all of the following requirements:

(a) no less than twenty (20) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Lender, which notice shall include the proposed closing date of such Acquisition;

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(b) the Borrower shall have certified on or before the closing date of such Acquisition, in writing and in a form reasonably acceptable to the Lender, that such Acquisition has been approved by the board of directors or the equivalent of the Person to be acquired and that such Acquisition is not hostile;

(c) the Person or business to be acquired shall be in a substantially similar line of business as the Borrower;

(d) if such transaction is a merger or consolidation, the Borrower shall be the surviving Person;

(e) no later than five (5) Business Days prior to the proposed effective date of such Acquisition, the Borrower shall have delivered to the Lender a Compliance Certificate signed by a financial officer of the Borrower for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Lender, on a pro forma basis (as of the date of the Acquisition and after giving effect thereto) (i) compliance with the covenant contained in Section 8.1, (ii) a Fixed Charge Coverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered in accordance with Section 9.7 and 9.8 of at least 1.25:1.00 and (iii) Excess Availability of at least $1,000,000;

(f) upon the request of the Lender, the Borrower (i) shall have delivered to the Lender promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents and (ii) shall have delivered to, or made available for inspection by, the Lender substantially complete Permitted Acquisition Diligence Information;

(g) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(h) the Borrower shall have provided projections to the Lender, which shall be in form and substance satisfactory to the Lender, which shall contain only such

(j) the Borrower shall have provided such other documents and other information as may be reasonably requested by the Lender in connection with the Acquisition, and

(k) the Lender shall have given its prior written approval of such Acquisition in its Permitted Discretion.

“Permitted Acquisition Diligence Information” means, with respect to any Acquisition proposed by any Loan Party, to the extent made available to the applicable Loan Party, all material financial information, all Material Agreements, all material customer lists, all material supply agreements, and all other material information, in each case reasonably requested to be delivered to the Lender in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

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“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Discretion” shall mean a determination made by Lender in good faith and in the exercise of its credit judgment from the standpoint of a secured, asset-based lender making loans of similar type and size, based on the facts and circumstances then presented to it without regard to any prior course of dealing.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Lender for the benefit of itself and each other Lender Party which, in each case, secure Obligations;

(b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, however, that (i) the Lien has no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect, (ii) the amount of such charges, individually or in the aggregate, does not exceed the Materiality Threshold, or (iii) the full amount of such charges (and any penalties thereon) have been reserved against the Borrowing Base;

(c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(d) judgment Liens which do not otherwise constitute an Event of Default under Section 11.6, that have been (and remain) stayed or bonded and are being contested in good faith by the Borrower, provided, however, that adequate reserves have been posted therefor;

(e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f) mechanic’s, worker’s, materialmen’s or other like Liens arising in the ordinary course of the Borrower’s business with respect to obligations which are not due or which are being contested in good faith by the Loan Parties and adequate reserves have been posted therefor;

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(g) Purchase Money Liens provided that (i) any such Purchase Money Lien shall not encumber any other property of Loan Parties, except the Real Property or Equipment acquired with the proceeds of Permitted Purchase Money Debt; and (ii) such Liens shall be released as and when the Permitted Purchase Money Debt corresponding thereto is fully paid and satisfied;

(h) Liens in the nature of ownership interests of lessors of real and personal property;

(i) other Liens incidental to the conduct of Loan Parties’ business or the ownership of their respective property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Lender’s rights in and to the Collateral or the value of Loan Parties’ property or assets or which do not materially impair the use thereof in the operation of Loan Parties’ business;

(j) the Existing Lender’s Liens, pending full payment of the Existing Loans on the Closing Date. For avoidance of any doubt, any Liens constituting Permitted Encumbrances shall be considered to be Permitted Encumbrances only so long as such Liens were validly granted or obtained, have attached and remain duly perfected under the applicable law in which they arose, and no holder of any such Lien shall have any right vis-a-vis any Lender Party to claim the status of such Lien as a Permitted Encumbrance in any event notwithstanding its inclusion therein;

(k) Liens securing the Permitted Subordinated Debt provided that the Debt and Lien Subordination Agreement has been duly executed and is in effect: and

(l) Liens securing the Shareholder Note provided that the Shareholder Note Subordination Agreement has been duly executed and is in effect.

“Permitted Hedge Contracts” shall mean any Hedge Contracts entered into in the ordinary course of, and pursuant to the reasonable requirements of, Borrower’s business, and not for speculative purposes.

“Permitted Management Fees” shall mean the Management Fees payable to the Manager pursuant to the Management Agreement provided the Management Fee Subordination Agreement shall have been executed and be in effect.

“Permitted Purchase Money Debt” shall mean Indebtedness incurred to fund the purchase of Equipment or Real Property by any Loan Party for use in its business operations, to the extent that the purchase thereof constitutes a permitted Capital Expenditure at such time pursuant to Section 8.2 (not to exceed, in aggregate amount as to all Borrower and its Subsidiaries, any dollar limitation set forth therein) and the Indebtedness incurred does not exceed one hundred percent (100%) of the purchase price of such Equipment or Real Property.

“Permitted Subordinated Debt” shall mean and include (a) the Subordinated Debt of the Borrower to C3Capitalincurred and issued pursuant to the Securities Purchase Agreement, as in effect on the date hereof,provided that the Debt and Lien Subordination Agreement shall have been executed and is in effect, (b) the Subordinated Debt of Aero-Missile Components, Inc., Freundlich Supply Company, Inc., Creative Assembly Systems, Inc. and Tiger-Tight Corp. to C3Capitaland Precision Group Holdings LLCevidenced by the Commercial Note,provided that C3Capital and Precision Group Holdings LLC shall have executed a joinder to the Debt and Lien Subordination Agreement, (c) the Shareholder Subordinated Debt, provided that the Shareholder Note Subordination Agreement shall have been executed and is in effect, and (d) such other Subordinated Debt as Lender may consent to be incurred (or carried) by Borrower at any time or from time to time.

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“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledged Account” shall have the meaning set forth in Section 4.2.

“Pledged Account Agreement” shall have the meaning set forth in Section 4.2.

“Present Owners” shall mean the Shareholders of the Borrower on the Closing Date, as more particularly described on Schedule 5.2.

“Prime Rate” shall mean the base commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

“Projections” shall mean and include the Initial Projections and the annual projections made pursuant to Section 9.10.

“Purchase Money Liens” shall mean Liens granted by any Loan Party on Equipment or Real Property acquired with the proceeds of Permitted Purchase Money Debt.

“Purchasing Lender” shall have the meaning set forth in Section 16.4(c).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Subsidiary” shall mean a direct Domestic Subsidiary of the Borrower, as to which the Borrower owns beneficially (and of record, in the case of a direct Subsidiary) all of the issued and outstanding Equity Interests other than directors’ qualifying shares.

“Raw Materials” shall mean goods held by the Borrower for use in the production of Finished Goods.

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“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, etseq., as same may be amended from time to time.

“Real Property” shall mean all of each Loan Party’s right, title and interest in and to its owned and leased premises, existing on or after the Closing Date, including, particularly, the real property identified on Schedule 5.24.

“Receivables” shall mean and include, as to the Borrower or any of its Subsidiaries, all of the Borrower’s and each Subsidiary’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its respective Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances (including payment intangibles), and all other forms of obligations owing to the Borrower or any Subsidiary arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

“Release” shall have the meaning set forth in Section 5.6(c)(i).

“Requirements of Law” shall mean all federal, state, provincial and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Body, including all disclosure and other requirements of ERISA, the requirements of Environmental Laws and environmental permits, the requirements of the Federal Occupational Safety and Health Act and the requirements of the United States Department of Labor, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Advance Commitment” shall mean the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(b) evidencing Indebtedness of Borrower to Lender arising from Revolving Advances.

“Revolving Interest Rate” shall mean an interest rate per annum equal to: (a) the sum of the Base Rate plus one and one quarter percent (1.25%), with respect to Domestic Rate Loans, and (b) the sum of the Adjusted Daily LIBOR Rate plus two and three quarters percent (2.75%), with respect to Daily LIBOR Rate Loans.

“Revolving Maturity Date” shall mean August25, 2018, or such earlier date on which the Revolving Advances shall become due and payable, whether by acceleration or otherwise.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on any list thereof maintained by OFAC, as published from time to time.

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“Sanctioned Person” shall mean any Person (a) named on any list of “Specifically Designated Nationals,” “Blocked Persons,” “Specifically Designated Terrorists,” “Specially Designated Narcotics Traffickers” or “Foreign Terrorist Organizations” maintained by OFAC, as published from time to time; or (b) that is (i) an agent of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” shall mean the Securities and Exchange Commission.

“Securities” shall mean and include, as to the Borrower, all marketable securities and investment property owned by the Borrower, whether now existing or hereafter created, whether certificated or uncertificated, including any held by any intermediary in any “street” name, pursuant to any custody arrangement or otherwise, together with all security entitlements.

“Securities Laws” shall mean the Securities Act of 1933 and the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder and the Securities Laws of any State or local Governmental Body.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated of as January 16, 2015, among C3Capital and the Issuing Parties, as in effect on the Effective Date.

“Security Agreement” shall mean a security agreement, in form and substance satisfactory to Lender, by and among Borrower and the Guarantors and Lender, pursuant to which the Borrower grants a security interest in the collateral specified therein in favor of Lender, as such security agreement may be amended, supplemented or otherwise modified from time to time.

“Shareholder Note” shall mean that certain Amended and Restated Secured Grid Note, dated January 16, 2015, between the Borrower and Andrew S. Price, in a maximum principal amount not to exceed $285,000.

“Shareholder Note Subordination Agreement” shall mean the Shareholder Note Subordination Agreement, dated as of the date hereof, among the Lender, the Borrower and Andrew S. Prince.

“Shareholder Subordinated Debt” shall mean the indebtedness of the Borrower to Andrew S. Price, which is evidenced by the Shareholder Note.

“Shareholders” in respect of any Equity Interests, shall mean the owners and holders thereof.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of January 16, 2015, among the Borrower, Andrew S. Prince, Donald Barger and David Walters, C3Capital and Precision Group Holdings LLC.

“Subordinated Debt” shall mean Indebtedness which has been subordinated, in right of payment and claim, to the rights and claims of Lender in respect of the Obligations, on terms satisfactory to Lender, pursuant to a Subordination Agreement.

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“Subordinated Obligation Documents” shall mean the documents listed in Schedule 1.1 as each is in effect on the Closing Date.

“Subordination Agreement” shall mean and include (a) the Debt and Lien Subordination Agreement, (b) the Management Fee Subordination Agreement, (c) the Shareholder Note Subordination Agreement, and (d) any other agreement, satisfactory in form and substance to Lender, among (i) Lender, for the benefit of the Lender Parties, (ii) a creditor holding Indebtedness permitted to be incurred hereunder, and (iii) the Loan Parties (whether directly or by consent), setting forth the terms by which such Indebtedness held by such creditor shall become Permitted Subordinated Debt.

“Subsidiary” shall mean a corporation or other entity of whose shares of Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation or other entity, or other Persons performing similar functions for such corporation or entity, are owned, directly or indirectly, by such Person. Unless otherwise expressly provided herein, references herein to a “Subsidiary” or the “Subsidiaries” shall mean and refer to Subsidiaries of Borrower, including any not in being on the Effective Date in anticipation of their subsequent creation or acquisition in accordance with the terms hereof.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tier 1 Finished Goods Inventory” shall have the meaning set forth in the ARG Inventory Appraisal.

“Tier 2 Finished Goods Inventory” shall have the meaning set forth in the ARG Inventory Appraisal.

“Tier 3 Finished Goods Inventory” shall have the meaning set forth in the ARG Inventory Appraisal.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601, etseq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Unfinanced Capital Expenditures” shall mean Capital Expenditures that are not funded with the proceeds of Permitted Purchase Money Debt or represented by Capitalized Lease Obligations.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as adopted in the State of New York.

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“Value” shall mean, as determined by Lender in its Permitted Discretion, (a) with respect to Eligible Receivables, the gross face amount of Eligible Receivables less the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns, discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto; and (b) with respect to Eligible Inventory, the lower of (i) its cost computed on a first-in first-out (FIFO) basis in accordance with GAAP or (ii) its market value.

“WBCC” shall have the meaning set forth in the preamble to this Agreement; and shall include its successors and assigns.

“Working Capital Obligations” shall mean the sum (without duplication) of all Revolving Advances and all Letter of Credit Obligations outstanding at any time.

2 ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Subject to the terms and conditions set forth in this Agreement, during the Availability Period Lender will make Revolving Advances to Borrower and, subject to the terms of the Letter of Credit Agreement, Lender will cause Letters of Credit to be issued by the Issuer for the account of Borrower, provided that Lender shall have no obligation to make such Revolving Advances or cause Letters of Credit to be issued if any such action would cause (i) the aggregate amount of Revolving Advances and the Letter of Credit Obligations to exceed the lesser of (A) the Revolving Advance Commitment or (B) the Borrowing Base (the lesser sum being called herein the (“Maximum Revolving Advance Amount”) or (ii) the Letter of Credit Obligations to exceed the Letter of Credit Sublimit.

(b) The Revolving Advances shall be evidenced by a secured promissory note issued to Lender in a principal amount equal to the Revolving Advance Commitment (the “Revolving Credit Note”), substantially in the form attached hereto as Exhibit 2.1(b).

(c) The expiration date of (i) any trade Letter of Credit shall not be more than 180 days after the date of issuance and (ii) any standby Letter of Credit shall not be more than one year after the date a issuance (provided that such expiration shall be subject to the extension for an additional one year term upon the consent of the Lender), provided that, in no event, shall the expiration date of any Letter of Credit be less than thirty (30) days prior to the Maturity Date.

2.2 Procedure for Borrowing.

(a) Borrower shall notify Lender prior to 1:00 p.m. on a Business Day of the Borrower’s request to specify, on that day, a Domestic Rate Loan or a Daily LIBOR Rate Loan and, in each case shall specify:

(1) the date of the proposed borrowing (which shall be a Business Day),

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(2) the type of borrowing and the amount on the date of such Advance to be borrowed, and

(3) whether the Advance is a Domestic Rate Loan or a Daily LIBOR Rate Loan, it being understood and agreed that, unless otherwise specified by the Borrower, all Advances shall be Daily LIBOR Rate Loans.

If requested by Lender, each notice of borrowing shall be made (or confirmed after telephonic notice) in writing in such form as may be required or approved by Lender from time to time.

(b) Borrower agree that in the event any interest fees or other charges under this Agreement or any other agreement with any Lender Party, or with respect to any other Obligation, are not paid when due, Borrower shall be deemed to have requested a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with any Lender Party, and such request shall be irrevocable.Lender shall cause the proceeds of such Revolving Advance to be paid to such Person.

2.3 Disbursement of Revolving Advance Proceeds.

(a) All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to Borrower’s Account on Lender’s books. During the Availability Period, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing same, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance made by Lender shall be made available to the Borrower by way of credit to the Borrower’s operating account in immediately available federal funds or other immediately available funds or be disbursed to Lender to be applied to the outstanding Obligations giving rise to any deemed request.

(b) Any sums expended by Lender due to the Borrower’s failure to perform or comply with its obligations under this Agreement or any other Credit Document, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.4 Maximum Revolving Advances. The aggregate balance of all Revolving Advances and any Letters of Credit outstanding at any time shall not exceed the Maximum Revolving Advance Amount at such time.

2.5 Advance Requests. In the event that Borrower shall request that Lender make any Advance to Borrower either prior to that date and time on which, pursuant hereto, Lender has agreed to make such Advance available to Borrower (that is, after 1:00 p.m. on a Business Day), Lender may impose a fee equal in amount to One Hundred Fifty Dollars ($150) per request as a condition to the making of such Advance.

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2.6 Scheduled Payment of Advances.

(a) All Revolving Advances shall be due and payable in full on the Revolving Maturity Date, subject to earlier prepayment, in whole or in part, as provided in this Agreement or in any other Credit Document.

(b) All payments of principal, interest, fees and other amounts payable hereunder, or under any of the other Credit Documents shall be made to Lender at the Payment Office not later than 1:00 p.m. on their due date in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to obtain payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Revolving Advances as provided in Section 2.2(b).

(c) Borrower agrees to pay principal, interest, fees and all other amounts payable hereunder, or under any other Credit Documents as and when due, without any deduction whatsoever, including, without limitation, any deduction for any right of offset, discount, charge-back or counterclaim.

2.7 Voluntary Prepayments

The Revolving Advances may be at the option of Borrower upon one (1) Business Day’s prior written notice prepay Revolving Advances in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment and subject to payment of any amounts due under Section 3.10. Borrower shall specify the date of prepayment of Advances and the amount of such prepayment.

2.8 Mandatory Prepayments.

(a) Prepayment of Overadvances. Borrower agrees, at any time that the aggregate balance of Working Capital Obligations outstanding exceeds the Maximum Revolving Advance Amount at such time (herein “Overadvances”), to prepay the Overadvances by an amount equal to such excess, immediately and without the necessity of any demand, at the Payment Office, whether or not a Default has occurred.

(b) Prepayments from Net Proceeds. (i) In the event the Borrower receives Net Proceeds in excess of the Materiality Threshold as a result of:

(1) the issuance of any Equity Interests for cash, or

(2) the incurrence of any Indebtedness not otherwise expressly permitted in Section 7.8, or

(3) the sale or other disposition of any Collateral other than Inventory in the Ordinary Course of Business, or

(4) an insured loss in respect of any Collateral, or

(5) receiving any Extraordinary Receipts, then, except as otherwise provided in Section 3(j) of the Security Agreement in respect of clause (4) above, Borrower shall repay the Advances in an amount equal to the Net Proceeds promptly but in no event more than one (1) Business Day following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Lender.

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(ii) The provisions of this Section 2.8 shall not be deemed to be an implied consent to any such issuance, incurrence, sale or disposition otherwise prohibited by the terms and conditions hereof.

2.9 Application of Payments.

Prepayments required to be made under Section 2.8 from Net Proceeds, shall be applied first to outstanding fees and expense due and payable, than to accrued but unpaid interest, and finally to reduce the outstanding principal amount of the Revolving Advances, without reduction, however, in Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

2.10 Use of Proceeds. Borrower shall use the proceeds of (a) any Revolving Advances made on the Closing Date to retire the Existing Loans and to pay closing costs and expenses associated with this transaction and (b) Revolving Advances made on and after the Closing Date to provide for its working capital needs or for other legitimate business purposes which are not in contravention of any terms or conditions hereof.

2.11 Statement of Account.

(a) Lender shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, that the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender.

(b) Each month, Lender shall send to the Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrower, during such month.

(c) The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Lender receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by the Borrower. The records of Lender with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.12 Manner of Payment. Except as otherwise may be expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees in respect of Advances or otherwise shall be made to Lender at the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds, without any right of offset, discount, charge-back or counterclaim.

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3 INTEREST AND FEES.

3.1 Interest. Interest on Revolving Advances shall be payable to Lender in arrears on each Interest Payment Date.

(a) Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the “Monthly Advances”) at a rate per annum equal to the applicable Contract Rate.

(b) Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate plus up to an additional two (2%) percent per annum (as applicable, the “Default Rate”). All such interest shall be payable on demand.

3.2 Continuations and Conversions.

(a) Borrower may, provided that no Default or Event of Default shall have occurred and be continuing, on any Business Day elect to convert a Daily LIBOR Rate Loan to a Domestic Rate Loan or convert a Domestic Rate Loan to a Daily LIBOR Rate Loan.

(b) If the Borrower desires to convert a Loan, Borrower shall give Lender not less than one (1) Business Day’s prior written notice specifying the date of such conversion.

(c) Borrower and the Lender agree that, unless otherwise elected by the Borrower, all Revolving Advances shall be made as, and continued as, Daily LIBOR Rate Loans.

3.3 Closing Fee. The Borrower agrees to pay to Lender a closing fee equal in amount to Thirty Seven Thousand Five Hundred Dollars ($37,500), less any portion thereof theretofore remitted to Lender in partial payment thereof as a commitment fee, if so provided prior to or upon its payment in any applicable Commitment Letter, which closing fee shall be fully earned on closing and non-refundable upon payment on the Closing Date.

3.4 Unused Line. If, for any calendar month (or portion thereof) during the Term, the average daily unpaid balance of Revolving Advances and Letters of Credit outstanding for each day of such monthly period does not equal the Maximum Revolving Advance Amount as in effect on the first day of such monthly period, then Borrower shall pay to Lender a fully earned, nonrefundable fee equal to one half of one percent (0.50%), determined on a per annum basis, on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance of outstanding Revolving Advances and Letters of Credit for such monthly period. Such fee shall be due and payable monthly in arrears, commencing on the first day of the first calendar month following the Closing Date, and continuing thereafter on the first day of each succeeding calendar month through the end of the Term. The initial fee shall be determined based on the period from the Closing Date to the end of the calendar month containing the Closing Date.

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3.5 Letter of Credit Fee. The Borrower shall pay to Lender a Letter of Credit Fee (the “Letter of Credit Fee”) for each trade Letter of Credit and each standby Letter of Credit equal to two and three quarters percent (2.75%) times the average daily amount available to be drawn under such trade Letter of Credit or standby Letter of Credit. Letter of Credit Fees shall be (i) due and payable in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed based on a 360 day year. The Borrower shall further pay to the Issuer for its own account such other customary commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of the Letters of Credit as the Issuer shall require.

3.6 Collateral Evaluation Fee. Monthly, commencing on the first day of the first calendar month following the Closing Date, and continuing on the same day of each succeeding calendar month until this Agreement is terminated, Borrower shall pay to Lender a collateral evaluation fee equal in amount to One Thousand Five Hundred Dollars ($1,500) per month which shall be fully earned and non-refundable upon payment.

3.7 Audit Fees. Borrower shall pay to Lender, within thirty days of Borrower’s receipt of an invoice therefor, audit fees in connection with each field audit conducted by Lender pursuant to Section 3(f) of the Security Agreement equal in amount to Lender’s customary per diem charges for such field audit (which as of the Closing Date, equal Nine Hundred Fifty Dollars ($950) per diem per auditor, subject to change from time to time thereafter) plus the usual and customary out-of-pocket expenses incurred by Lender for internal auditors.

3.8 Computation of Interest and Fees; Collection Days. Interest and per annum fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension. For purposes of computing interest and any fees based on the amount of Revolving Advances outstanding from time to time, one (1) additional collection day shall be charged, effective from the Application Date.

3.9 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.10 Indemnification. The Borrower shall indemnify Lender and hold Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by the Borrower in the payment of the principal of or interest on any Daily LIBOR Rate Loan or failure by the Borrower to complete a borrowing of, a prepayment of or conversion of or to a Daily LIBOR Rate Loan after notice thereof has been given, including, without limitation, any interest payable by Lender to any lender of funds obtained by it in order to make or maintain its Daily LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error. Anything to the contrary contained herein notwithstanding, neither Lender nor any Participant is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

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3.11 Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section, the term “Lender” shall include Lender, any Lender Party and any corporation or bank controlling Lender) and the office or branch where Lender makes or maintains any Daily LIBOR Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Lender to any tax of any kind whatsoever with respect to this Agreement or any other Credit Document or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any other Credit Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office); or

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or impose on Lender or the London interbank LIBOR market any other condition with respect to this Agreement or any other Credit Document; and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Advances hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Lender deems to be material, then, each and any such case:

Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error. For purposes hereof and ofSection 3.12, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in either case, be deemed a “change in law”, regardless of the date enacted, adopted or issued.

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3.12 Additional Costs. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this Section, the term “Lender” shall include Lender and the office or branch where Lender or any corporation or the Bank makes or maintains any Daily LIBOR Rate Loans) to make or maintain its Daily LIBOR Rate Loans, the obligation of Lender to make Daily LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Daily LIBOR Rate Loans are then outstanding, promptly upon request from Lender, either pay all such affected Daily LIBOR Rate Loans or convert such affected Daily LIBOR Rate Loans into Domestic Rate Loans. If any such payment or conversion of any Daily LIBOR Rate Loan is made on a day that is not a Business Day, Borrower shall pay Lender, upon Lender’s request, such amount or amounts as may be necessary to compensate Lender for any loss or expense sustained or incurred by Lender in respect of such Daily LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lender to a lender of funds obtained by Lender in order to make or maintain such Daily LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to the Borrower shall be conclusive absent manifest error.

3.13 Capital Adequacy. In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section, the term “Lender” shall include Lender, any Lender Party and any corporation or bank controlling Lender) and the office or branch where Lender (as so defined) makes or maintains any Daily LIBOR Rate Loans with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by Lender to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to this Section when delivered to the Borrower shall be conclusive absent manifest error.

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3.14 Inadequate Basis For Determining LIBOR Rate. In the event that Lender shall have determined that either: (a) reasonable means do not exist for ascertaining the Daily LIBOR Rate; or (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding Daily LIBOR Rate Loan, a proposed Daily LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Daily LIBOR Rate Loan; or (c) the indices on which interest rates for Daily LIBOR Rate Loans are based no longer represent the effective cost to Lender for Dollar deposits in the relevant market; then Lender shall give the Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Daily LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless the Borrower shall notify Lender no later than 10:00 a.m. one (1) Business Day prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Daily LIBOR Rate Loan, (ii) any Domestic Rate Loan or Daily LIBOR Rate Loan which was to have been converted to an affected type of Daily LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if the Borrower shall notify Lender, no later than 10:00 a.m. one (1) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Daily LIBOR Rate Loan, and (iii) any outstanding affected Daily LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if the Borrower shall provide Lender one (1) Business Day’s notice such affected Daily LIBOR Rate Loan shall be converted into an unaffected type of Daily LIBOR Rate Loan, on the next Business Day. Until such notice has been withdrawn, Lender shall have no obligation to make an affected type of Daily LIBOR Rate Loan or maintain outstanding affected Daily LIBOR Rate Loans and the Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Daily LIBOR Rate Loan into an affected type of Daily LIBOR Rate Loan.

3.15 Yield Maintenance. In the event that Lender shall determine, in good faith, at any time or from time to time hereafter, that the Base Rate component of any Contract Rate charged on any Domestic Rate Loan outstanding does not adequately and fairly reflect the cost to Lender of maintaining such Domestic Rate Loan by an amount that Lender determines to be material, then Lender shall have the right to assess and collect an interest surcharge that Lender, in good faith, determines to be sufficient in an amount to compensate Lender for its loss of yield, by giving notice to the Borrower to such effect. Lender may use reasonable attribution and averaging methods in determining the amount of such surcharge. Such surcharge shall be billed and collected monthly by Lender as additional interest on each such Domestic Rate Loan, as provided in Section 3.1.

3.16 Late Charges. In the event that Borrower shall fail to deliver to Lender the Borrower Reports as and when required to be delivered to Lender pursuant hereto or to any other Credit Document in the form and content so required pursuant hereto or to any other Credit Document to be delivered, then, in addition to (and not in limitation of) all other rights and remedies accorded to Lender as a result of such Default, Lender may impose a late charge in the amount of One Hundred Fifty Dollars ($150) per day per delayed Borrower Report until its delivery.

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4 CASH MANAGEMENT AGREEMENTS.

4.1 Establishment of Lockboxes. (a) At, and in no event later than forty-five (45) days after, the Closing Date, Borrower shall establish and thereafter maintain, and cause each Affiliate to establish and thereafter maintain, one or more post office boxes (“Lockboxes”) and deposit accounts associated therewith (the “Lockbox Accounts” or a “Lockbox Account”) pursuant to one or more lockbox agreements, each to be in form and substance satisfactory to Lender (the “Lockbox Account Agreements” or a “Lockbox Account Agreement”) with one or more banks (including the Bank)(collectively, “Lockbox Account Banks”) or, subject to Lender’s prior approval, another financial institution as is acceptable to Lender (a “Lockbox Account Bank”) which shall be used for the sole and exclusive purpose of concentrating the collection of all remittances on Receivables and other proceeds of Collateral. All amounts on deposit in a Lockbox Account, shall be transferred on a daily basis to the Concentration Account by wire transfer of immediately available funds in a manner satisfactory to Lender. Unless otherwise agreed to by Lender, each Lockbox Account Bank shall acknowledge and agree, pursuant to its respective Lockbox Account Agreement, that all payments and deposits made to its Lockbox Account are the sole and exclusive property of Lender; that such Lockbox Account Bank has no right to set off against its Lockbox Account, except as expressly provided in its respective Lockbox Account Agreement; and that such Lockbox Account Bank will wire transfer immediately available funds, in a manner satisfactory to Lender, all funds deposited in the Lockbox Account to the Concentration Account on a daily basis as soon as such funds are collected. The Borrower agrees, and shall cause each Affiliate to agree, that all payments, whether by cash, check, wire transfer or other instruments of deposit in each Lockbox Account and the Concentration Account shall be the sole and exclusive property of Lender, and that Borrower shall not, and no Affiliate shall have, any right, title or interest therein or in any Lockbox Account or the Concentration Account. The Borrower shall notify all Customers to remit directly all payments of Receivables and other payments constituting proceeds of Collateral to an applicable Lockbox in the form received for deposit in the associated Lockbox Account; and the Borrower shall not, without obtaining the prior consent of Lender, establish any Deposit Accounts, other than the Lockbox Accounts, any Blocked Accounts (if permitted or required pursuant to Section 4.2), and the Concentration Account, pursuant to which payments on account of Receivables are made to or on behalf of the Borrower or any of its Affiliates. In addition, Borrower shall not and shall not permit any Affiliate to modify in any respect, without the prior written consent of Lender, any Lockbox Account Agreement or any other arrangement relating to any Lockbox Account or the Concentration Account. Unless otherwise expressly provided in a Lockbox Account Agreement, Lender shall have no responsibility for the maintenance of any Lockbox Account Agreement, including the payment of any fees thereunder.

4.2 Blocked Accounts. Prior to, and in no event later than, the Closing Date, Borrower shall establish and thereafter maintain, and cause each Subsidiary to establish and thereafter maintain, one or more additional Deposit Accounts of Borrower and each Subsidiary as blocked accounts (“Blocked Accounts” or a “Blocked Account”) pursuant to one or more agreements (collectively, “Blocked Account Agreements” or a “Blocked Account Agreement”) with one or more banks (including the Bank) (collectively, “Blocked Account Banks” or a “Blocked Account Bank”) into which Borrower shall remit, and shall cause each Subsidiary to remit, payments on Receivables and other proceeds of Collateral. All amounts on deposit in a Blocked Account shall be transferred on a daily basis to the Concentration Account by wire transfer of immediately available funds in a manner satisfactory to Lender. Unless otherwise agreed to by Lender, each Blocked Account Bank shall acknowledge and agree pursuant to its Blocked Account Agreement that all payments and deposits made to its Blocked Account are the sole and exclusive property of Lender; that such Blocked Account Bank has no right to set off against its Blocked Account except as expressly provided in its Blocked Account Agreement; and that such Blocked Account Bank will wire transfer immediately available funds in a manner satisfactory to Lender all funds deposited in the Blocked Account to the Concentration Account on a daily basis as soon as such funds are collected. The Borrower agrees, and shall cause each Subsidiary to agree, that all payments, whether by cash, check, wire transfer or other instruments of deposit in each Blocked Account shall be the sole and exclusive property of Lender, and that Borrower shall not, and no Subsidiary shall, have any right, title or interest therein or in any Blocked Account. Borrower shall not and shall not permit any Subsidiary to modify in any respect, without the prior written consent of Lender, any Blocked Account Agreement or any other arrangement relating to any Blocked Account. Unless otherwise expressly permitted in a Blocked Account Agreement, Lender shall have no responsibility for the maintenance of any Blocked Account Agreement, including the payment of any fees thereunder.

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4.3 Pledged Accounts. In addition to the requirements set forth in Sections 4.1 and 4.2the Borrower shall cause, and shall each Subsidiary to cause, all Deposit Accounts existing on the Closing Date or subsequently (with Lender’s approval) coming into existence, other than any constituting a Blocked Account (herein, a “Pledged Account”), to be made the subject of a tri-party agreement among the Borrower or such Subsidiary, the bank having such Pledged Account and Lender, to be in form and substance satisfactory to Lender (a “Pledged Account Agreement”), pursuant to which the pledge of such Pledged Account and all funds on deposit therein to Lender as security for the payment and performance of all Obligations shall be established and confirmed.

4.4 Remittance of Receivables. The Borrower shall notify all Customers, including Customers which are account debtors in respect of Receivables of the kind described in clause (n) of the definition of Eligible Receivables, to remit directly all payments of Receivables and other payments constituting proceeds of Collateral to an applicable lock-box or Blocked Account in the form received for deposit in the associated Blocked Account; and the Borrower shall not, without obtaining the prior consent of Lender, establish any Deposit Accounts, other than the Blocked Accounts and the Concentration Account, pursuant to which payments on account of Receivables are made to or on behalf of any of Borrower or any of its Subsidiaries.

4.5 Receipt of Payments by Borrower. Notwithstanding terms of Sections 4.1 and 4.2, but in addition thereto, if and to the extent that (a) Customers remit any payments on account of the Receivables of Borrower or any Subsidiary directly to any of Borrower or any Subsidiary or (b) any Customer is prohibited by law to remit payments to a given Blocked Account (due to such Blocked Account’s location outside the state where such Customer is located or otherwise), or (c) any Customer pays cash to Borrower or any Subsidiary for any Inventory or other Collateral, then such payments shall be held by Borrower or such Subsidiary in trust for Lender, on behalf of itself, the Bank and the Issuers, and shall, promptly upon receipt thereof, be sent via overnight delivery service for deposit in the same form received into the appropriate Blocked Account or Concentration Account.

4.6 Application of Deposits. All amounts deposited in the Concentration Account from time to time shall be applied to the Obligations upon (a) final collection thereof and (b) their transfer from the Bank to Lender in accordance with this Section, effective on the Business Day that each such payment is received (such date being called herein the “Application Date”). For purposes of the preceding sentence, Lender shall be deemed to have received a payment from the Bank on a particular Business Day only if it receives by wire transfer the same prior to 1:00 p.m. on such Business Day or, if received after such time, on the next following Business Day. Lender is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Lender and Lender may charge Borrower’s Account for the amount of any item of payment which is returned to Lender unpaid. Lender shall apply all amounts deposited in the Concentration Account as provided in Section 16.5 or, as applicable, Section 12.2. Each prepayment of a Revolving Advance pursuant to this Section shall be applied, first, to the payment of Domestic Rate Loans and second, to the payment of Daily LIBOR Rate Loans. If sufficient funds are not available to fund all payments then to be made in respect of any Obligations, the available funds being applied with respect to such Obligations shall be allocated to the payment of such Obligations ratably, in such order and manner as Lender shall elect, and Borrower shall continue to be liable for any deficiency.

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4.7 Liens. If at any time Lender determines that any funds held in the Concentration Account are subject to the Lien of any Person, other than Lender as herein provided, or any Permitted Encumbrances, (a) Borrower agrees, upon demand by Lender, to pay to Lender as additional funds to be deposited and held in the Concentration Account an amount equal to the amount of funds subject to such Lien, or (b) if no such payment is made, Lender shall establish sufficient reserves in the amount of such funds.

4.8 Rights After an Event of Default. At any time following the occurrence, and during the continuation, of an Event of Default, Lender shall have the right to send notice of the assignment of, and Lender’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Lender’s actual collection expenses, including, without limitation, stationery and postage, telephone and telecopy, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account as Revolving Advances.

5 REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to Lender as follows:

5.1 Authority. The Borrower and each Subsidiary has full power, authority and legal right to enter into this Agreement and the other Credit Documents to which it is a party and to perform all its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the other Credit Documents (a) are within the Borrower’s or such Subsidiary’s corporate (or other organizational) powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s or such Subsidiary’s Organic Documents or to the conduct of the Borrower’s or such Subsidiary’s business or of any Material Agreement or undertaking to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien (except Permitted Encumbrances under clause (a) of the definition thereof) upon any asset of the Borrower or any Subsidiary under the provisions of any Organic Document or other instrument to which the Borrower or any Subsidiary or its property is a party or by which it may be bound.

5.2 Formation and Qualification.

(a) The Borrower and each Subsidiary is duly organized and in good standing under the laws of the state or other jurisdiction listed on Schedule 5.2 and is qualified to do business and is in good standing in the states or other jurisdictions listed on Schedule 5.2 which constitute all states in which qualification and good standing are necessary for the Borrower or such Subsidiary to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on the Borrower or such Subsidiary. The Borrower and each Subsidiary has delivered to Lender true and complete copies of its Organic Documents and will promptly notify Lender of any amendment or changes thereto.

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(b) The Borrower’s and each Subsidiary’s identification number (if any) assigned to it by the appropriate Governmental Body of the jurisdiction of its incorporation or other organization, if any, is set forth on Schedule 5.2.

(c) The Subsidiaries of the Borrower as of the Effective Date are as set forth in Schedule 5.2.

(d) The Equity Interests of the Borrower and each Subsidiary which are authorized, issued and outstanding on the Effective Date are set forth and described in Schedule 5.2.

(e) This Agreement is, and each other Credit Document executed by the Borrower and each Subsidiary constitutes (or will constitute upon the execution thereof), the legal, valid and binding obligation of the Borrower and such Subsidiary, enforceable against it in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.3 Tax Returns. The Borrower’s and each Subsidiary’s federal tax identification number is set forth on Schedule 5.3. The Borrower and each Subsidiary has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, excepting therefrom, any such charges which are being contested by Borrower or such Subsidiary in good faith in appropriate proceedings after the posting of adequate reserves on Borrower’s and each Subsidiary’s books to cover the costs thereof. To Borrower’s knowledge, all federal, state and local income tax returns of the Borrower and each Subsidiary have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all Fiscal Years prior to the current Fiscal Year. The provision for taxes on the books of the Borrower and each Subsidiary are adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and the Borrower has no knowledge of, and no Subsidiary has knowledge of, any deficiency or additional assessment in connection therewith not accounted for on its books.

5.4 Financial Statements.

(a) The (i) audited financial statements of the Borrower on a consolidated basis for the Fiscal Years ended December 31, 2012, December 31, 2013 and December 31, 2014, and the related statements of income, changes in stockholders’ (or members’) equity, and changes in cash flow for the annual fiscal period ended on such date, and (ii) historical unaudited financial statements of Borrower and its Subsidiaries on a consolidated and consolidating basis for that portion of their current Fiscal Year ended with their most recently completed Fiscal Quarter and Fiscal Month for which financial statements have been reported and the related statements of income, changes in stockholders’ (or members’) equity and changes in cash flow for the fiscal periods ended on such date, (collectively, the “Historical Financial Statements”), copies of which have been delivered to Lender, have been prepared in accordance with GAAP (except for the absence of footnotes and customary year-end audit adjustments in respect of interim financial statements), consistently applied and present fairly in all material respects the financial position of Borrower and its Subsidiaries on a consolidated and, as appropriate, consolidating basis at such dates and the results of their operations for such periods. Since the last day of Borrower’s most recently completed Fiscal Year, there has been no change in the condition, financial or otherwise, of Borrower, or any of them, as shown on the Historical Financial Statements as of such date and no change in the aggregate value of machinery, equipment and Real Propertyowned by them, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has had, or is reasonably expected to have, a Material Adverse Effect.

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(b) The cash flow projections (presented on a monthly basis) of Borrower and its Subsidiaries on a consolidated and consolidating basis and their projected balance sheets as of the Closing Date, furnished to Lender on the Effective Date (the “Initial Projections”), were prepared by the chief financial officer of the Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(c) The Borrower has not received any notice from the Accountants, and is not aware of any fact, circumstance or reason that, (i) would render the Accountants unable to issue an opinion with respect to the year-end Historical Financial Statements described in clause (a), in each case, without qualifications or limitations as to scope or (ii) would require any material change in such draft Historical Financial Statements.

5.5 Name. The Borrower has not been known, and no Subsidiary has been known, by any other organization name in the five (5) years preceding the Effective Date and does not sell Inventory under any other name except as set forth on Schedule 5.5; nor has the Borrower or any Subsidiary been the surviving organization of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years preceding the Effective Date.

5.6 OSHA and Environmental Compliance. Except as may be set forth on Schedule 5.6, to Borrower’s knowledge:

(a) The Borrower and each Subsidiary has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and there have been no outstanding citations, notices or orders of non-compliance issued to the Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) The Borrower and each Subsidiary has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws to the extent necessary for or material to the conduct of its business.

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(c) (i) There are no visible signs, in any material amounts of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by the Borrower which do not comply in all material respects with all applicable Environmental Laws in respect thereof; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by the Borrower; (iii) neither the Real Property nor any premises leased by the Borrower or any Subsidiary has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present, in any material amounts on the Real Property or any premises leased by Borrower or any Subsidiary, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of the Borrower or any Subsidiary or any of its tenants.

5.7 Solvency.

(a) The Initial Projections are based on underlying assumptions which provide a reasonable basis for the Initial Projections and which reflect Borrower’s judgment, based on present circumstances, of a reasonably likely set of conditions and Borrower’s reasonably likely course of action for the period projected.

(b) The Initial Projections demonstrate that Borrower on a consolidated basis will have sufficient cash flow to enable it and its Subsidiaries to pay it and each Subsidiary’s debts as they mature.

(c) Immediately following the execution of this Agreement and the consummation of the transactions contemplated hereby, including the making of the Initial Advance(s), (i) the assets of Borrower on a consolidated basis, at a fair valuation and at their present fair saleable value, will be in excess of the total amount of their liabilities (including contingent and unmatured liabilities), (ii) Borrower and its Subsidiaries will be able to pay their Indebtedness as they become due and (iii) Borrower and its Subsidiaries will not have unreasonably small capital to carry on their business.

(d) All material undisputed Indebtedness owing to third parties by Borrower is current and not past due beyond normal trade terms (including any extended payment terms granted to Borrower or any Subsidiary).

(e) This Agreement is, and all other Credit Documents will be, executed and delivered by Borrower and each Subsidiary, as applicable, to Lender in good faith and in exchange for reasonably equivalent value and fair consideration.

5.8 Litigation. Except as may be disclosed in Schedule 5.8, neither the Borrower nor any Subsidiary has (a) any Commercial Tort Claims existing in its favor or (b) to the knowledge of the Borrower, no pending or threatened litigation, arbitration, actions or proceedings which, if determined adversely to it or any Subsidiary, would be reasonably expected to have a Material Adverse Effect.

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5.9 No Indebtedness. Except as may be disclosed on Schedule 5.9, the Borrower has no Funded Indebtedness on the Effective Date.

5.10 No Violations. Except as may be disclosed on Schedule 5.10, to its knowledge the Borrower is not, and no Subsidiary is, in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary, nor is the Borrower or any Subsidiary in violation of any order of any court, Governmental Body or arbitration board or tribunal as of the Effective Date.

5.11 Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets and licenses owned or utilized by the Borrower or any Subsidiary as of the Effective Date are set forth on Schedule 5.11, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design right, trade name, trade secret or license and the Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.11. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by the Borrower and each Subsidiary and all trade secrets used by the Borrower and each Subsidiary consist of original material or property developed by the Borrower or such Subsidiary or which was lawfully acquired by the Borrower or such Subsidiary from the proper and lawful owner thereof. Each of such items has been, or will be, maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all proprietary software developed and used by the Borrower or any Subsidiary, the Borrower or such Subsidiary is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement.

5.12 Licenses and Permits. The Borrower and each Subsidiary, to the knowledge of the Borrower, (a) is in material compliance with, and (b) has procured and is now in possession of, all material licenses or permits necessary to meet, all Requirements of Law in each jurisdiction wherein it is now conducting or proposes to conduct its business and where the failure to be in such compliance, or to procure such licenses or permits, would reasonably be expected to have a Material Adverse Effect.

5.13 No Default of Indebtedness. Except as may exist in respect of the Existing Loans, the Borrower is not in default, and no Subsidiary is in default, in the payment of the principal of or interest on any Indebtedness in excess of the Materiality Threshold in principal amount or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

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5.14 No Other Defaults. The Borrower is not in default, and no Subsidiary is in default, in the payment or performance, in any material respect, of any of its contractual obligations in respect of any Material Agreement after giving effect to any applicable cure or grace period.

5.15 No Burdensome Restrictions. The Borrower is not, and no Subsidiary is, party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect on the Borrower. The Borrower has not, and no Subsidiary, has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.16 No Labor Disputes. The Borrower is not, and no Subsidiary, is involved in any labor dispute; there are no strikes or walkouts or union organization of the Borrower’s employees threatened or in existence and no labor contract presently existing (if any) is scheduled to expire during the Term.

5.17 Margin Regulations. The Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock,” as those terms are defined in Regulation U of such Board of Governors.

5.18 Investment Company Act. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.19 Disclosure. No representation or warranty made by the Borrower or any Subsidiary in this Agreement, or in any financial statement, report, certificate or any other Credit Document furnished in connection herewith, including, without limitation, the Perfection Certificate, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or any Subsidiary which Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect.

5.20 No Conflicting Agreements or Orders. No provision of any Material Agreement or judgment, decree or order binding on the Borrower or any Subsidiary or affecting the Collateral conflicts with, or requires any consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Credit Documents.

5.21 Application of Certain Laws and Regulations. Neither Borrower nor any Subsidiary or any Affiliate of the Borrower is subject to any statute, rule or regulation not of general application to all borrowers which regulates the incurrence of any Indebtedness, including, without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

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5.22 Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose, and no Subsidiary proposes, to engage in any business other than business conducted by Borrower or such Subsidiary on the Closing Date and business substantially similar thereto, including direct processing of Inventory and activities necessary or appropriate to conduct the foregoing. On the Closing Date, the Borrower and each Subsidiary will own all the property and possess all of the rights and Consents necessary for the continued conduct of the business of the Borrower and such Subsidiary.

5.23 Hedge Contracts. On the Closing Date, the Borrower will not, and no Subsidiary will, be party to any Hedge Contract, except a Permitted Hedge Contract.

5.24 Real Property. On the Closing Date, the Borrower will not have, and no Subsidiary will have, any interest as owner or tenant in any Real Property, except as disclosed on Schedule 5.24.

5.25 Deposit Accounts. On the Closing Date, the Borrower will not have, and no Subsidiary will have, any Deposit Accounts, except with a Lender Party or as listed on Schedule 5.25.

5.26 OFAC. No Shareholder, the Borrower nor any Subsidiary is a Sanctioned Person. No portion of any Advances or any Letter of Credit shall be used to facilitate the operation of, to finance any investments in or any activities of, or to make any payments to, any Sanctioned Person or Sanctioned Country.

5.27 Brokers. The Borrower has not retained the services of any broker to assist the Borrower in obtaining the benefits of this Agreement unless (a) such broker has been paid (or is paid on the Closing Date) the full amount due such broker in such regard, and (b) such broker executes in favor of Lender a broker’s release and waiver letter in form and substance satisfactory to Lender on or prior to the Closing Date.

5.28 No Other Financing Statements. Except as respects the financing statements filed by Lender, financing statements giving notice of otherwise Permitted Encumbrances and financing statements of the Existing Lender which shall be terminated at Closing, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

5.29 Compliance with Securities Laws. The Borrower has not received any notice that (a) it is in violation of any Securities Laws as a result the failure of the Borrower to file with the Securities and Exchange Commission audited financial statements for the Fiscal Years ending December 31, 2012, December 31, 2013 and December 31, 2014 or for any other reason or (b) it is, or will be subject to, any fine, penalty, or sanction by any Governmental Body, including the SEC or any State or local Governmental Body.

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6 AFFIRMATIVE COVENANTS.

Until payment in full of the Obligations and termination of this Agreement, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Payment of Fees. Pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Account, Pledged Account or Concentration Account. Lender may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, trade names, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and, to the extent within the Borrower’s control, and using its reasonable best efforts, its Material Agreements; (c) comply in all material respects with all Requirements of Law; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Requirements of Law. Comply at all times, in all material respects, with all Requirements of Law, unless its failure to do so would not be reasonably likely to have a Material Adverse Effect and promptly notify Lender in writing of any violation by the Borrower of any Requirement of Law which violation could reasonably be expected to have a Material Adverse Effect.

6.4 Government Receivables. If requested by Lender to do so in respect of any Receivable arising out of contracts between the Borrower and the United States, any state or any department, agency or instrumentality of any of them in excess of the Materiality Threshold or at any time after a Default exists, regardless of amount, take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any such Receivable.

6.5 Taxes. (a) File when due all federal income, payroll and unemployment and other material tax returns which it is required to file; (b) pay, or provide for the payment, when due, of all income and franchise taxes, payroll taxes, value added taxes, assessments and other governmental charges against it or upon its property, income and franchises; (c) make all required withholding and other tax deposits, and establish adequate reserves in accordance with GAAP for the payment of all such items; and (d) provide to Lender, upon its request, satisfactory evidence of its timely compliance with the foregoing; provided, however, so long as the Borrower has notified Lender in writing, the Borrower need pay any such amount referred to in clause (b) above (i) which it is contesting in good faith by appropriate proceedings diligently pursued, (ii) as to which the Borrower has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien (other than Permitted Encumbrances).

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6.6 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, including any in respect of its Material Agreements, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the Borrower shall have provided for such reserves as Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lender.

6.7 Standards of Financial Statements. Cause all financial statements referred to herein as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.8 Insurance. Maintain insurance in the amounts and covering the matters required by the Security Agreement.

6.9 Environmental Matters.

(a) Ensure that the Real Property remains in compliance with all Environmental Laws and the Borrower shall not, and shall not permit ay Subsidiary to, place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate Governmental Bodies.

(b) Establish and maintain a system to assure and monitor continued material compliance with all applicable Environmental Laws in all material respects, which system shall include periodic reviews of such compliance.

(c) (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain material compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use, and shall cause each Subsidiary to use, commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower or any Subsidiary in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

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(d) In the event the Borrower or Subsidiary obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or clean-up of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or the Borrower’s or any Subsidiary’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), cause Borrower to, within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which the Borrower or any Subsidiary is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(e) Promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or clean-up of Hazardous Substances at any other site owned, operated or used by the Borrower or any Subsidiary to dispose of Hazardous Substances and shall continue to forward copies of correspondence between the Borrower or such Subsidiary and the Authority regarding such claims to Lender until the claim is settled. Borrower shall or cause such Subsidiary promptly to forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that the Borrower or any Subsidiary is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in the Real Property and the Collateral.

(f) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If the Borrower or any Subsidiary shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or the Borrower or any Subsidiary shall fail to comply with any of the requirements of any Environmental Laws, within thirty (30) days after Borrower receives written notice from Lender that it do so, Lender may, but without the obligation to do so, for the sole purpose ofprotecting Lender’s interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender and (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between any Lender Party and the Borrower.

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(g) Promptly upon the written request of Lender from time to time, which may be made at any time following the discovery of any Hazardous Discharge or the filing of any Environmental Complaint, provide Lender, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of any Hazardous Discharge and the potential costs in connection with abatement, clean-up and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of any such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed the Materiality Threshold, Lender shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

(h) Defend and indemnify each Lender Party and hold each Lender Party, and its respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorneys’ fees, suffered or incurred by such Lender Party under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of a Lender Party. Borrower’s obligations under this Section shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action inconnection with the presence of any Hazardous Substances. Borrower’s obligations and the indemnifications hereunder shall survive the termination of this Agreement.

6.10 Computer Systems Upgrade. On or before December 31, 2015, provide evidence and confirmation satisfactory to the Lender that the Borrower’s computer systems have been upgraded to meet the Lender’s standards and that such computer systems are sufficient to report accurately the information required by the Lender regarding the Lender’s Collateral and the Borrower’s financial condition.

6.11 Audited Financial Statement. On or before October25, 2015, deliver to the Lender (a) final audited financial statements of Borrower on a consolidated basis for the Fiscal Years ended December 31, 2012, December 31, 2013 and December 31, 2014, and the related statements of income, changes in stockholders’ (or members’) equity, and changes in cash flow for the annual fiscal periods ended on such dates, each accompanied by a report containing an opinion by the Accountants without qualifications or limitations as to scope, and (b) the Borrower’s comprehensive Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2014, which shall include the audited financial statements described in clause (a) for such years and which shall have been filed with and accepted by the SEC.

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7 NEGATIVE COVENANTS.

Until satisfaction in full of the Obligations and termination of this Agreement the Borrower shall not and the Borrower shall not permit any of its Subsidiaries to:

7.1 Merger, Consolidation and Acquisitions. Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (a) that, to the extent multiple Borrowers exist at any time, so long as the Borrower gives Lender at least thirty (30) days’ advance written notice to such effect, (i) the Borrower may merge into, or consolidate with, any other Borrower, so long as the Borrower is the survivor of such merger or consolidation, and (ii) the Borrower may acquire all or any substantial portion of the assets or Equity Interests of any other Borrower and (b) Permitted Acquisitions.

7.2 Sales of Assets. Sell, lease, transfer or otherwise dispose of any of its properties or assets, including any Collateral, except for (a) the sale of Inventory in the Ordinary Course of Business and (b) the sale of used, old or obsolete Equipment in the Ordinary Course of Business and having a value of not more than Fifty Thousand Dollars ($50,000) in the aggregate during the term of this Agreement.

7.3 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.4 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender or any Lender Party) in connection with this Agreement and the transactions contemplated herein; except:

(a) guarantees made in the Ordinary Course of Business up to an aggregate amount not exceeding the Materiality Threshold;

(b) the endorsement of checks for collection in the Ordinary Course of Business; and

(c) guarantees made by a Subsidiary of the Obligations of the Borrower.

7.5 Investments. Except pursuant to a Permitted Acquisition, purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, including, without limitation, (a) the acquisition of all, or substantially all, or any material portion of, the assets or Equity Interests of a Person or the assets any division or line of business of a Person; and (b) any partnership or joint venture.

7.6 Loans. Make advances, loans or extensions of credit to any Person, including particularly, but without limitation, to any Subsidiary or any other Affiliate, except with respect to (a) the extension of commercial trade credit to unaffiliated Persons in connection with the sale of Inventory or the provision of services in the Ordinary Course of Business, (b) loans and advances made by Borrower to a Subsidiary, but all such loans and advance shall, if requested by Lender, be evidenced by one or more promissory notes (which may be “master” notes evidencing multiple or “revolving” loans), issued to the order of the Borrower, which promissory notes shall be pledged to Lender as additional Collateral, and (c) loans and advances to its employees in the Ordinary Course of Business not to exceed in aggregate amount (as to all employees) the Materiality Threshold.

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7.7 Dividends. Declare, pay or make any dividend or distribution on any shares of Equity Interests of the Borrower (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any Equity Interests of the Borrower; provided, however, that, notwithstanding the foregoing, (a) any Subsidiary of the Borrower may pay dividends or make other distributions to the Borrower, and (b) if either (i) at any time and so long as the Borrower, if a corporation, has maintained in effect a valid election to be have its income taxed for federal income tax purposes under Subchapter “S” of the pertinent section of the Code, or (ii) the Borrower is not a corporation, and its Shareholders are directly responsible for the payment of taxes on income of the Borrower, then, the Borrower may make distributions from time to time to its Shareholders in an amount not to exceed their estimated income tax liability (calculated based on a tax rate equal to the highest effective marginal combined federal, state and local income tax rate of an assumed taxpayer paying taxes in the jurisdiction(s) in which such Shareholders are located (as reported by the Borrower to Lender each year and consistent with any applicable provisions of Borrower’s Organic Documents) taking into account the deductibility of state and local income taxes for federal income tax purposes) arising solely as a result of the net income of the Borrower attributable to such Shareholders; provided that such distributions are made quarterly not more than five (5) Business Days prior to the deadline for such Shareholders to file their quarterly estimated income tax returns with the IRS (the foregoing called herein, “Alternative Tax Distributions”).

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of commercial trade debt incurred in the Ordinary Course of Business) except in respect of (a) the Existing Loans, pending their full payment on the Closing Date; (b) Indebtedness to Lender, including, without limitation, the Advances; (c) Permitted Subordinated Debt; (d) Permitted Hedge Contracts; and (e) Permitted Purchase Money Debt.

7.9 Nature of Business. Substantially change the nature of the business in which it is engaged, on the Closing Date, or, except as otherwise specifically permitted hereby, purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except (a) transactions which do not exceed the Materiality Threshold, individually or collectively, (b) other transactions, in excess of the Materiality Threshold, individually or collectively, which occur in the Ordinary Course of Business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, and which have been fully disclosed to Lender, and (c) transactions described in, and governed by, Section 7.6, Section 7.7 or Section 7.8, as applicable (as to which neither of clauses (a) or (b) of this Section 7.10 shall be applicable).

7.11 Subsidiaries. Either: (a) create or acquire any Subsidiary; (b) except pursuant to a Permitted Acquisition, enter into any partnership, joint venture or similar arrangement; or (c) dispose of any Equity Interests of any Subsidiary. Without limitation of the foregoing, if and to the extent any Subsidiary is created or acquired hereafter with Lender’s prior written consent, then, as a condition to such consent becoming effective, each such Subsidiary must become a Guarantor hereof, on terms satisfactory to Lender and grant to the Lender a security interest in all of its assets.

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7.12 Fiscal Year and Accounting Changes. Change its Fiscal Year from that in use on the Closing Date, or make any change (a) in its accounting treatment and reporting practices, except as required by GAAP, or as otherwise required or permitted by Lender pursuant to the terms of this Agreement, or (b) in its tax reporting treatment, except as required by law.

7.13 Pledge of Credit. Pledge (or purport to pledge) Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than the Borrower’s business as conducted on the Closing Date.

7.14 Amendment of Documents. Amend, modify or waive any term or provision of its Organic Documents or any Material Agreement, unless (a) required by law to do so, or (b) such amendment, modification or waiver (i) would not cause any contravention of, or conflict with, any material term or condition of this Agreement or any other Credit Document, including any Subordination Agreement, and (ii) would not otherwise reasonably be expected to have a Material Adverse Effect.

7.15 Prepayment of Indebtedness. At any time, directly or indirectly, either (a) prepay any Indebtedness (other than to Lender or Bank), or (b) prior to its stated maturity, repurchase, redeem, retire or otherwise acquire any Indebtedness of the Borrower.

7.16 Payment of Subordinated Debt. At any time, directly or indirectly, paythe principal of, interest on or any other charge or fee in respect of any Permitted Subordinated Debt then outstanding, except that regularly scheduled payments of interest on the Permitted Subordinated Debt (at a rate acceptable to the Lender) may be made, provided that before and after giving effect to any such payment of interest there is not, and will not be, a Default under this Agreement and the Fixed Charge Coverage Ratio has not been for the most recently ended trailing twelve month period, and will not be, less than 1.25:1.00.

7.17 Payment of Shareholder Note. At any time, directly or indirectly, pay the principal of, interest on, interest recoupment payment or any other charge or fee with respect to the Shareholder Note, except that regularly scheduled monthly amortization and interest payments on the Shareholder Note and potential interest recoupment payments, provided that before and after giving effect to any such payment of amortization, interest or interest recoupment there is not, and will not be, a Default under this Agreement and the Fixed Charge Coverage Ratio has not been for the most recently ended trailing twelve month period, and will not be, less than 1.25:1.00.

7.18 Payment of Management Fees. At any time, directly or indirectly, pay any management fees, except that the Borrower may pay Management Fees to the Manager pursuant to the Management Agreement, provided that (a) such management fees do not exceed $100,000 in any calendar year and (b) before and after giving effect to any such payment of management fees there is not, and will not be, a Default under this Agreement.

7.19 Deposit Accounts. Open any Deposit Account unless a Lockbox Account Agreement, Blocked Account Agreement or Pledged Account Agreement, as appropriate, is first executed in respect thereof.

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7.20 Equity Interests. Issue any Equity Interests: (a) unless such Equity Interests are pledged to Lender, on terms satisfactory to it, as security for payment of the Obligations; or (b) if, by doing so, on a fully diluted basis, a Change of Ownership would occur or (c) unless such Equity Interests are issued pursuant to the Stock Purchase Agreement.

8 FINANCIAL COVENANTS.

Until payment in full of the Obligations and termination of this Agreement, Borrower shall:

8.1 Fixed Charge Coverage Ratio. Maintain, as of the end of each Fiscal Month, beginning with the Fiscal Month ending August 31, 2015, a Fixed Charge Coverage Ratio of not less than 1.10:1.00.

8.2 Capital Expenditures. Not contract for, purchase or make any Unfinanced Capital Expenditure in any Fiscal Year, beginning with the Fiscal Year ending December 31, 2015, in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000).

9 INFORMATION COVENANTS.

Until satisfaction in full of the Obligations and the termination of this Agreement the Borrower shall and shall cause each Subsidiary, as applicable:

9.1 Disclosure of Material Matters. Promptly upon learning thereof, but in any event within five (5) days thereafter, report to Lender all matters materially affecting the value, enforceability or collectability of any portion of the Collateral including, without limitation, the Borrower’s or any Subsidiary’s reclamation or repossession of, or the return to the Borrower or any Subsidiary of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Schedules. (a) Deliver to Lender on or before the fifteenth (15th) day of each Fiscal Month as and for the end of the prior Fiscal Month for the Borrower and each Subsidiary (i) Receivables agings, (ii) accounts payable agings, and (iii) Inventory reports.

(a) Deliver to Lender at such intervals as Lender may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Lender, in its Permitted Discretion, may require including, without limitation, trial balances and test verifications. Lender shall also have the right to confirm and verify all Receivables by any manner and through any medium it considers commercially advisable and do whatever it may deem commercially necessary to protect its interests hereunder. The items to be provided under this Section shall be in form satisfactory to Lender and executed by the Borrower and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and any failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

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9.3 Litigation. Promptly notify Lender in writing of: (a) any Commercial Tort Claim arising in a Loan Party’s favor subsequent to the Closing Date, or (b) any litigation, suit or administrative proceeding affecting the Borrower or any Subsidiary, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on the Borrower or any Subsidiary arising subsequent to the Closing Date.

9.4 Notice of Adverse Events. Notify Lender promptly of (a) any lapse or other termination of any Consent issued to the Borrower or any Subsidiary by any Governmental Body or any other Person that is material to the operation of the Borrower’s or any Subsidiary’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, and (c) copies of any periodic or special reports filed by the Borrower or any Subsidiary with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of the Borrower or any Subsidiary, or if copies thereof are requested by Lender, (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to the Borrower or any Subsidiary, and (e) any notice from the Accountants that the Accountants will be unable to provide the opinions described in Section 6.11 by the date specified in such Section 6.11.

9.5 Other Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Borrower or any Subsidiary as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject the Borrower or any Subsidiary to a tax imposed by Section 4971 of the Code; (d) each and every default by the Borrower or any Subsidiary in respect of any Indebtedness which, individually or when aggregated, exceeds the Materiality Threshold, which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) the termination (or receipt of notice of pending termination) of any Material Agreement; and (f) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action that Borrower or its Subsidiary proposes to take with respect thereto.

9.6 Government Receivables. Notify Lender promptly if any of its Receivables arise out of contracts between the Borrower or any Subsidiary and the United States, any state, or any department, agency or instrumentality of any of them, exceeding the Materiality Threshold.

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9.7 Annual Financial Statements. Deliver to Lender within ninety (90) days after the end of each Fiscal Year of Borrower, audited financial statements of Borrower and its Subsidiaries on a consolidated and consolidating basis including, without limitation, audited statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the audited balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification, by the Accountants. The audit report of the Accountants shall, if requested by Lender, be accompanied by a statement of the Accountants certifying that (a) they have caused this Agreement to be reviewed and (b) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by the Financial Covenants. In addition, the reports shall be accompanied by a certificate of a Designated Officer of the Borrower which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default exists, or, if such is not the case, specifying such Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by the Financial Covenants.

9.8 Monthly Financial Statements. Deliver to Lender within thirty (30) days after the end of each Fiscal Month, an unaudited balance sheet and statement of income of Borrower and its Subsidiaries on a consolidated and consolidating basis and, if requested by the Lender, unaudited statements of stockholders’ equity and cash flow of Borrower and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices but in accordance with GAAP (except for the absence of footnotes and customary year-end audit adjustments) and complete and correct in all material respects, subject to normal year-end adjustments (together with comparative reports for the corresponding period(s) in the prior Fiscal Year and for the projected reports for the current Fiscal Year required under Section 9.10). The reports shall be accompanied by a certificate of a Designated Officer of the Borrower, substantially in the form of Exhibit 9.8, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default exists, or, if such is not the case, specifying such Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by the Financial Covenants.

9.9 Borrowing Base Certificate. Deliver to Lender a certificate of a Designated Officer of the Borrower in such form as may be required or approved by Lender from time to time (a “Borrowing Base Certificate”), in a form provided by, or acceptable to, Lender from time to time, which shall state Borrower’s Borrowing Base as of the date thereof (including a calculation of such Borrowing Base). A Borrowing Base Certificate shall be delivered weekly, by the second Business Day of each calendar week, as of the last Business Day of the preceding calendar week, and shall be supplemented by a monthly reconciliation of the weekly Borrowing Base Certificate delivered closest to (but within) each Fiscal Month, to (a) the Inventory reports for such Fiscal Month delivered pursuant to Section 9.2, (b) the financial statements of Borrower for such Fiscal Month delivered pursuant to Section 9.8 (the “Compliance Certificate”), and (c) Borrower’s general ledger, with each such reconciliation to be delivered coincident with the delivery of such financial statements pursuant to Section 9.8, and to be in form satisfactory to Lender, which shall include a reconciliation and “roll forward” from the prior month’s reporting thereof pursuant to Section 9.2.

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9.10 Projected Operating Budget. Deliver to Lender, no later than thirty (30) days prior to the beginning of the Borrower’s Fiscal Years commencing with its first Fiscal Year ending after the Closing Date, the following projections, on a month-to-month basis for such Fiscal Year, for Borrower and its Subsidiaries, on a consolidated and consolidating basis: an operating budget, balance sheets, income statements, statements of cash flow, Financial Covenant compliance projections (including projected amounts of all financial components used in determining compliance) and borrowing availability, such projections to be accompanied by a certificate signed by a Designated Officer of the Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.11 Variances From Operating Budget. Deliver to Lender, concurrently with the delivery of the financial statements referred to in Section 9.8, a report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.10.

9.12 Intellectual Property. Notify Lender promptly if, subsequent to the Closing Date, the Borrower or any Subsidiary applies for, or acquires, any patent, trademark or copyright registered (or registrable) under the federal law, and execute and deliver to Lender, upon request, such IP Security Agreement Supplements in respect of such patents, trademarks, and/or copyrights, respectively) as Lender may request to evidence, confirm or perfect Lender’s Lien on and security interest in such Collateral.

9.13 Public Reports. Deliver to Lender, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any Governmental Body succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, or distributed to the owners of Borrower’s Equity Interests generally or to the holders of Borrower’s Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.

9.14 Additional Information. Furnish Lender with such additional information as Lender, in its Permitted Discretion, may request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the other Credit documents have been complied with by Borrower including, without limitation and without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of the Borrower’s or any Subsidiary’s opening or establishing of any new Collateral location or the Borrower’s or any Subsidiary’s closing of any existing Collateral location, and (c) promptly upon the Borrower’s or any Subsidiary’s learning thereof, notice of any labor dispute to which the Borrower or any Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which the Borrower or any Subsidiary is a party or by which the Borrower is bound.

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9.15 Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, request, in its Permitted Discretion, to carry out the purposes, terms or conditions of this Agreement.

10 CONDITIONS PRECEDENT.

10.1 Conditions to the Initial Advance. The agreement of Lender to make the Initial Advance requested to be made on the Closing Date is subject to the receipt by Lender (unless receipt is postponed or waived in writing by Lender), (in addition to the satisfaction of conditions precedent set forth in the Commitment Letter) of:

(a) Loan Documents. This Agreement (including all Schedules and Exhibits), the Letter of Credit Documents, the Note, the Guaranty, the Security Agreement and any other Credit Documents to which Borrower, or any Subsidiary are parties, duly executed and delivered by a Designated Officer of the Borrower or such Subsidiary;

(b) Filings, Registrations, Recordings and Searches. (i) Evidence that each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any other Credit Document, under applicable law or otherwise as reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, orother evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; (ii) Lender shall also have received UCC, tax, judgment lien and bankruptcy searches with respect to each Loan Party in such jurisdictions as Lender shall require, and the results of such searches shall be satisfactory to Lender; and (iii) Lender shall have received from the Borrower, for each Loan Party, a perfection certificate, the form of which shall be supplied by Lender to the Borrower prior to the Closing Date;

(c) Certificates of Organization, Authority Incumbency. A certificate of a Designated Officer of each Loan Party, dated the Closing Date, to be substantially in the form of Exhibit 10.1(c), unless otherwise acceptable to or required by Lender, certifying as to (i) the incumbency and signature of the officers (or other representatives) of each Loan Party executing any Credit Documents, and (ii) the authorizations by the board of directors (or other governing body) of such Loan Party to such officers or other representatives to enter into and carry out such transactions as are contemplated pursuant to this Agreement and the other Credit Documents; and including therewith copies of the Organic Documents of such Loan Party as in effect on the Effective Date;

(d) Good Standing Certificates. Good standing certificates for each Loan Party dated not more than thirty (30) days prior to the Effective Date, issued by the secretary of state or other appropriate official of each Loan Party’s jurisdiction of organization and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification as of the Effective Date;

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(e) Legal Opinion. The executed legal opinion of legal counsel to the Loan Parties, in substantially the form of Exhibit 10.1(e), unless otherwise acceptable to or required by Lender, which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes and all other Credit Documents as Lender may reasonably require, and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Lender;

(f) Closing Certificate. If the Effective Date precedes the Closing Date, a closing certificate signed by a Designated Officer of the Borrower dated the Closing Date, in substantially the form of Exhibit 10.1(f), stating that (i) all representations and warranties set forth in this Agreement and the other Credit Documents are true and correct on and as of such date, (ii) the Loan Parties are on such datein compliance with all the terms and provisions set forth in the Credit Documents and (iii) on such date, no Default has occurred or is continuing;

(g) No Litigation. A certificate signed by a Designated Officer of the Borrower certifying that (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with the Credit Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(h) Material Agreements. All Material Agreements and have been satisfied therewith;

(i) Collateral Examination. Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interests, and Equipment of each Loan Party and all books and records in connection therewith;

(j) Fees. Payment of all fees and expenses payable to Lender on or prior to the Closing Date pursuant hereto or under any other Credit Document including without limitation, the reasonable fees and expenses of the Lender’s counsel;

(k) Financial Statements. (i) Confirmation satisfactory to the Lender that the Borrower is in compliance in all material respects with all of its obligations under applicable Securities and Exchange Commission laws, rules and regulations;

(i) a certificate, duly executed by a Designated Officer of the Borrower, certifying that (A) attached thereto are true and complete copies of the Historical Financial Statements, which shall be form and substance satisfactory to the Lender, and, with respect to the annual financial statements included in the Historical Financial Statements, opinions of Friedman LLP, which shall be without qualifications and without limitations as to scope, (B) the Borrower has no knowledge of any facts, circumstances or reasonsthat would require any material changes in any of the Historical Financial Statements, and (C) attached thereto is the Borrower’s “comprehensive” Form 10-K for the Fiscal Years ended December 31, 2013 and December 31, 2014, which shall include financial statements, which shall have been filed with the SEC.

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(ii) a calculation of the Borrower’s Fixed Charge Coverage Ratio, with reasonably supporting detail, for the twelve month period ended June 30, 2015, and demonstrates a Fixed Charge Coverage Ratio for such period of at least 1.10:1.00.

(iii) management prepared interim financial statements for the three month period ending March 31, 2015, the four month period ending April 30, 2015, the five month period ending May 31, 2015, and the six month period ending June 30, 2015,and which shall be in form and substance satisfactory to the Lender.

(iv) (A) reasonably detailed reports of the Borrower’s accounts receivable, accounts payable and inventory, and (B) the Borrower’s general ledger, each as of July 31, 2015 and each of which shall be in form and substance satisfactory to the Lender.

(v) a Borrowing Base Certificate as of July 31, 2015, which shall be in form and substance satisfactory to the Lender.

(vi) a “roll forward” for the period from July 31, 2015 to the Effective Date, which shall be in form and substance satisfactory to the Lender.

(vii) the Borrower’s opening balance sheet, to be certified by the chief financial officer of the Borrower and delivered to the Lender.

(viii) confirmation satisfactory to the Lender that the debt and capital structure of Borrower is acceptable to the Lender and includes not less than $4,000,000 of Subordinated Debt from C-3 Capital Partners III, L.P., and the terms and conditions of any such Subordinated Debt or equity, including but not limited to the terms and conditions of the subordination agreement required by the Lender with respect to such Subordinated Debt, shall be acceptable to the Lender in its sole discretion.

(l) Insurance. Certified copies of the Loan Parties’ casualty insurance policies, together with loss payable endorsements naming Lender as loss payee, each to be in form and substance satisfactory to Lender, certified copies of the Loan Parties’ liability insurance policies, together with endorsements naming Lender as a co-insured and certified copies of any other insurance required under the Security Agreement;

(m) Concentration and Blocked Accounts Etc. Duly executed agreements establishing the Concentration Account and the Blocked Accounts required under Section 4.1 and 4.2 to be delivered on the Closing Date;

(n) Consents. Any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Credit Documents; and Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem necessary;

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(o) No Adverse Material Change. Confirmation satisfactory to it that since the end of Borrower’s most recently completed Fiscal Year for which audited financial statements have been reported (or, if none, then since the date of Lender’s Commitment Letter in respect of the transactions contemplated herein), there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(p) Landlord’s Agreements, Etc. Waivers or related agreements satisfactory to Lender with respect to all premises leased by, licensed to or otherwise used by the Loan Parties at which Inventory or Equipment is located or in which Inventory is otherwise being processed, finished or stored, such waivers or related agreements to be in form and substance satisfactory to Lender unless Lender otherwise has agreed to suspend or waive such requirement in one or more instances (and impose reserves under the Borrowing Base in regard thereto) due to the Loan Parties’ inability to obtain same, after reasonable effort;

(q) Intellectual Property. To the extent any Loan Party owns any trademarks or patents (or applications therefor) which are registered with the United States Patent and Trademark Office, or any copyrights (or applications therefor) which are registered with the United States Copyright Office, one or more IP Security Agreement Supplements in regard thereto, duly executed and delivered by a Designated Officer of such Loan Party;

(r) Excess Availability at Closing. Evidence satisfactory to it to the effect that after giving effect to the making of the Initial Advances hereunder, the imposition of all Availability Reserves under the Borrowing Base and the payment of all closing costs associated therewith (regardless whether required to be paid on the Closing Date), Borrower shall have Excess Availability of at least One Million Dollars ($1,000,000);

(s) Existing Loans. A pay-off letter from the Existing Lender in respect of the Existing Loans, to be in form and substance satisfactory to Lender, pursuant to which the Existing Lender shall have agreed to release all Existing Lender Liens upon receipt of full payment of the Existing Loans on the Closing Date;

(t) Pledge Agreements. (i) A pledge agreement from the Borrower in respect of the Equity Interests of each Subsidiary owned by it (limited, in the case of Foreign Subsidiaries, to sixty-five percent (65%) of such Equity Interests if materially adverse tax consequences otherwise would result to the Borrower from a pledge of all of such Equity Interests being made) (the “Subsidiary Pledge Agreement”), duly executed and delivered by a Designated Officer of each the Borrower; and (ii) a stockholder security agreement from each of C3Capital and Precision Group Holdings LLC in respect of all Equity Interests of Borrower owned by each of them (the “Borrower Pledge Agreement”), each of which shall be in a form and substance satisfactory to Lender;

(u) Solvency. A certificate duly executed by a Designated Officer of the Borrower attesting to Borrower’s solvency in conformity with Section 5.7;

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(v) Subordinated Obligation Documents. A certificate duly executed by a Designated Officer certifying to the Lender that (i) attached thereto are true and complete copies of the Subordinated Obligation Documents, (ii) the Subordinated Obligation Documents have not been amended or modified and (iii) no default or event of default exists under the Subordinated Obligation Documents or would result from the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

(w) Debt and Lien Subordination Agreement.(i) The Debt and Lien Subordination Agreement, which shall be in form and substance satisfactory to the Lender in its sole discretion, duly executed and delivered by a Designated Officer of the Borrower and C3Capital, and (ii) an acknowledgement and joinder to the Debt and Lien Subordination Agreement, which shall be in form and substance satisfactory to the Lender in its sole discretion, duly executed and delivered by a Designated Officer of the Borrower, C3Capital and Precision Group Holdings, LLC.

(x) Guaranty. Each Guaranty required from the Guarantors specified in the definition of the term “Guarantor”, duly executed and delivered by a Designated Officer of each Guarantor;

(y) Management Fee Subordination Agreement. The Management Fee Subordination Agreement, which shall be in form and substance satisfactory to the Lender in its sole discretion.

(z) Shareholder Note Subordination Agreement. The Shareholder Note Subordination Agreement, which shall be in form and substance satisfactory to the Lender in its sole discretion.

(aa) Compliance with Laws. Confirmation satisfactory to it and to Lender’s counsel (i) that the operations of Borrower and its Subsidiaries comply with applicable environmental, health and safety statutes and regulations; (ii) that such operations are the subject to any federal, state or local investigation evaluating the need for remedial action, involving a material expenditure, to respond to a release or threatened release of any toxic or hazardous waste or substance into the environment; (iii) that Borrower or its Subsidiaries has or could reasonably be expected to have any contingent liability deemed material by the Lender in connection with any release of any toxic or hazardous waste or substance into the environment; and (iv) that Borrower and its Subsidiaries have complied with all applicable environmental cleanup responsibility statutes.

(bb) Confirmation satisfactory to it that the Borrower’s computer systems are adequate to report information to the Lender regarding the Lender’s Collateral and the Borrower’s financial conditions.

(cc) All Other Matters. All other Credit Documents which Lender determines to be necessary to consummate the transactions contemplated to occur on or after the Closing Date pursuant to this Agreement, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated herein shall be satisfactory in form and substance to Lender and its legal counsel.

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10.2 Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including, without limitation, the Initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and any other Credit Document to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that any of such representations or warranties specifically relate to an earlier date or became untrue by reason of events or conditions otherwise permitted to occur hereunder;

(b) No Default. No Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the Initial Advance, after giving effect to the consummation of the transactions contemplated hereby; provided, however, that Lender, in its sole and absolute discretion, may continue to make Advances notwithstanding the existence of a Default and that any Advances so made shall not be deemed a waiver of any such Default;

(c) Maximum Revolving Advances. In the case of any request for a Revolving Advance or Letter of Credit, after giving effect thereto, the aggregate amount of all Revolving Advances and Letters of Credit shall not exceed Maximum Revolving Advance Amount; and

(d) Maximum Letters of Credit. In the case of any request for a Letter of Credit, after giving effect thereto, the aggregate face amount and reimbursement obligations outstanding in respect of Letters of Credit (i) shall not exceed the Letter of Credit Sublimit or, (ii) when aggregated with all then outstanding Revolving Advances, shall not exceed the Maximum Revolving Advance Amount.

Each request for an Advance by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Advance that the conditions contained in this Section 10.2 shall have been satisfied.

11 EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

11.1 Obligations. Failure by the Borrower to pay any Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by mandatory prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Credit Document;

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11.2 Misrepresentations. Any representation or warranty made or deemed made by any Loan Party in any Credit Document or in any certificate, document or financial or other statement furnished at any time in connection therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

11.3 Financial Information. Failure by the Borrower to (a) furnish financial information when due or when requested pursuant hereto which is unremedied for a period of three (3) Business Days, or (b) permit the inspection of its books or records by Lender when requested pursuant hereto;

11.4 Liens. Issuance of a notice of Lien, levy, assessment, injunction or attachment against the Borrower’s property having a collateral value in excess of the Materiality Threshold which is not stayed or lifted within thirty (30) days (but not later than its being executed, however);

11.5 Covenants. Either (i) except as otherwise provided in Section 11.1, Section 11.2 or Section 11.3 or clause (ii) below of this Section 11.5, failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other Credit Document, now or hereafter entered into between any Loan Party and Lender (without any cure or grace period); or (ii) a failure or neglect of the Borrower to perform, keep or observe any term, provision, condition or covenant, contained in the Security Agreement or Sections 6.3, 6.4, 6.6, 9.4 or 9.6 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect;

11.6 Judgments. Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an aggregate amount in excess of the Materiality Threshold which within thirty (30) days of such rendering or filing (but not later than its being executed, however) is not either satisfied, stayed or discharged of record;

11.7 Voluntary Bankruptcy. Any Loan Party shall take any Bankruptcy Action; or shall take any action for the purpose of effecting any of the foregoing;

11.8 Involuntary Bankruptcy. Any Loan Party shall acquiesce in, or fail to have dismissed any Bankruptcy Action within thirty (30) days after the occurrence thereof; or shall take any action for the purpose of effecting any of the foregoing;

11.9 Material Adverse Changes. Any change in any Loan Party’s condition or affairs (financial or otherwise) which Lender, in its Permitted Discretion, determines has had, or could reasonably be expected to have, a Material Adverse Effect unless such Loan Party remedies such condition or affairs to Lender’s satisfaction within thirty (30) days after the Borrower receives written notice thereof from Lender;

11.10 Lender’s Liens. Any Lien created under the Credit Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (except for Permitted Liens);

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11.11 Subordinated Debt. An Event of Default shall occur under or in respect of any Subordinated Debt which causes the acceleration of, or entitles the holder thereof to cause the acceleration of, any Subordinated Debt, or any payment is made or received in respect of any Subordinated Debt in violation of the Subordination Agreement made with respect thereto including, the Debt and Lien Subordination Agreement;

11.12 Management Fees. Any payment is made or received in respect of any management fees in violation of the Management Fee Subordination Agreement made with respect thereto;

11.13 Cross Default. A default of the obligations of any Loan Party under any Material Agreement shall occur which involves a monetary obligation in excess of the Materiality Threshold, whether individually or in the aggregate, or otherwise materially and adversely affects such Loan Party’s condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

11.14 Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Lender in connection with the Obligations of the Borrower shall occur; or any Guarantor shall attempt to terminate, or shall challenge the validity of or its liability under, any such Guaranty or similar agreement;

11.15 Change of Ownership. Any Change of Ownership shall occur;

11.16 Change of Management. Any Change of Management shall occur and new management, acceptable to Lender in Lender’s Permitted Discretion, is not engaged within forty five days;

11.17 Invalidity. Any material provision of any Credit Document shall, for any reason, cease to be valid and binding on the Loan Party party thereto, or any Loan Party shall so claim in writing to Lender;

11.18 Takings. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or trade name of any Loan Party, the continuation of which is material to the continuation of any Loan Party’s business, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, trade name or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, trade name or patent necessary for the continuation of any Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material adverse modification of such license, permit, trademark, trade name or patent; (b) any agreement which is necessary or material to the operation of any Loan Party’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect on any Loan Party;

11.19 Seizures. Any portion of the Collateral having a collateral value in excess of the Materiality Threshold shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which Lender, in its Permitted Discretion, determines could reasonably be expected, upon final determination, to result in impairment or loss of the security provided by this Agreement or the other Credit Documents as to such Collateral;

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11.20 Cessation of Operations. Unless and except to the extent occurring in the Ordinary Course of Business as conducted on the Closing Date, the operations of any Loan Party are interrupted at any time for more than ten (10) Business Days during any period of thirty (30) consecutive days, unless such Loan Party shall (a) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period are at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption; and (b) receive such proceeds in the amount described in clause (a) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (a) and (b) of this Section, an Event of Default shall be deemed to have occurred if such Loan Party shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days; or

11.21 Criminal Charges. Any Loan Party or any Shareholder, director or officer of a Loan Party (which is an entity, and not an individual) shall become the subject of a criminal indictment or investigation in respect of or pertaining to, the operation or conduct of its business, its reporting of any financial data, its application for or receipt of any credit, its “laundering” of any funds or its non-payment (or underpayment) of any taxes or any other Charges, or shall admit its, his or her guilt or complicity in respect of any of the foregoing, or shall pay any fine or suffer any penalty in respect thereof (including as part of any plea bargain or similar arrangement).

12 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

12.1 Rights and Remedies. Upon and after the occurrence of an Event of Default pursuant to Sections 11.7 or 11.8, all Obligations shall be immediately due and payable and this Agreement and all Commitments of Lender shall be deemed terminated. Upon the occurrence of any other Event of Default not specified in the preceding sentence, and at any time thereafter during the continuation of such Event of Default, at Lender’s option, all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the Commitments of Lender to make Advances. Upon and after the occurrence of any Event of Default, and during its continuation, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted under the Credit Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter the Borrower’s and any Subsidiary’s premises or other premises without legal process and without incurring liability to the Borrower or such Subsidiary therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrower and any Subsidiary to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower and any Subsidiary reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower and such Subsidiary at least ten (10) Business Days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender, or any other purchaser at any such sale thereafter, shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by the Borrower and such Subsidiary. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of the Borrower’s and each Subsidiary’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.

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12.2 Application of Proceeds. The proceeds realized by Lender from the sale or other disposition by Lender of any Collateral subsequent to an Event of Default occurring and during its continuation, shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; secondly, to interest due upon any of the Obligations; thirdly, to fees payable in connection with this Agreement; fourthly, to furnish to Lender cash Collateral in an amount not less than one hundred ten percent (110%) of the aggregate undrawn amount of all Letters of Credit, such cash collateral arrangements to be in form and substance satisfactory to Lender; and, lastly, to the principal of the Obligations; provided, however, that Lender reserves the right to adjust the foregoing allocations as it sees fit from time to time, in its sole discretion, and apply (or re-apply, as the case may be) such proceeds to the Obligations in a different manner or order. If any deficiency shall arise, Borrower and each Subsidiary shall remain liable to Lender therefor. If any surplusage exists, such surplusage shall be held as cash Collateral pending full payment and satisfaction of all Obligations and termination of this Agreement, after which any remainder shall be returned to the Borrower unless Lender is then otherwise required to remit such remainder under applicable law. Notwithstanding the foregoing, no proceeds realized for any Guaranty or Collateral of a Loan Party who is not a Qualified ECP Guarantor shall be applied to the payment of Obligations due under Hedge Contracts.

12.3 Lender’s Discretion. After an Event of Default exists, and while it is continuing, Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder. In no event shall the Borrower have any right to require Lender to marshal any Collateral.

12.4 Setoff. In addition to any other rights which any Lender Party may have under applicable law, upon the occurrence of an Event of Default hereunder, and during its continuation, each Lender Party shall have a right to apply the Borrower’s and each Subsidiary’s property held by it to reduce the Obligations.

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12.5 Receiver. In addition to any other remedy available to it, Lender shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and each Subsidiary and any costs and expenses incurred by Lender in connection with such receivership shall be reimbursed to Lender by Borrower and each Subsidiary on demand, shall bear interest at the Default Rate until paid in full, and shall be secured by all Collateral.

12.6 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or in any other Credit Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

13 WAIVERS AND JUDICIAL PROCEEDINGS.

13.1 Waiver of Notice. The Borrower and each Subsidiary hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein or as a matter of applicable law may not be waived.

13.2 Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

13.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY RELATED TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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14 EFFECTIVE DATE AND TERMINATION.

14.1 Term; Early Termination Fee. (a) This Agreement shall become effective on the Effective Date and shall continue in full force and effect until that date which is the third (3rd) anniversary of the Effective Date (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon not less than ten (10) days’ prior written notice to Lender, upon payment in full of the Obligations.

(a) In the event the Obligations are prepaid in full prior to the last day of the Term in connection with any such early termination (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Lender an early termination fee (the “Early Termination Fee”), for the loss of its bargain (and not as a penalty) in an amount equal to the product of: (i) the greater of (A) the aggregate amount of Commitments being made to Borrower on the Closing Date or (B) the aggregate amount of Commitments being made to Borrower on the Early Termination Date, times (ii) either (A) three percent (3.00%), if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (B) two percent (2.00%), if the Early Termination Date occurs on or after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; or (C) one percent (1.00%), if the Early Termination Date occurs on or after the second anniversary of the Closing Date but on or before the stated expiration of the Term.

14.2 Termination. The termination of this Agreement shall not affect the Borrower’s, Lender’s or any other Lender Party’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender, for the benefit of the Lender Parties, under the Credit Documents and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of the Borrower have been paid or performed in full after the termination of this Agreement or the Borrower has furnished Lender, for the benefit of the Lender Parties, with an indemnification satisfactory to such parties with respect thereto and an unconditional release from any liabilities hereunder. Accordingly, the Borrower waives any rights which it may have under the applicable provisions of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to the Borrower or any Subsidiary, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive the termination hereof until all Obligations are paid or performed in full.

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15 ADDITION OF BORROWERS; MULTIPLE BORROWERS.

15.1 Addition of Borrower. Provided that no Default has occurred and is then continuing, and subject to the prior consent of Lender, the Borrower may from time to time direct that any of the then Borrower’s Qualified Subsidiaries which is not a Borrower become a Borrower by submitting the Borrower Addendum to Lender with respect to such Subsidiary, together with (a) a certificate, dated the date of the Borrower Addendum, of the Secretary or Assistant Secretary of such Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 10.1(c) if such Subsidiary had become a party hereto on the Closing Date, and (b) an opinion of counsel to such Subsidiary in all respects reasonably satisfactory to the Lender. Upon receipt of the Borrower Addendum and all of the supporting items referred to in clauses (a) and (b) of this Section 15.1, Lender shall confirm the Borrower Addendum by signing a copy thereof and shall deliver a copy thereof to the Borrower, at which time such Subsidiary shall become a “Borrower”hereunder.

15.2 Borrowing Agency Provisions. If and to the extent that at any time or from time to time there are multiple Borrowers, then:

(a) Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Each Borrower hereby irrevocably designates the Borrower to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter requiredhereunder, on behalf of such Borrower or Borrower, collectively, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrower.

(c) The handling of this credit facility as a co-borrowing facility with a the Borrower in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. None of the Lender Parties shall incur any liability to Borrower as a result thereof. To induce the Lender Parties to do so and in consideration thereof, each Borrower hereby indemnifies the Lender Parties and holds the Lender Parties harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Lender Parties by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by any of the Lender Parties on any request or instruction from the Borrower or any other action taken by any of the Lender Parties with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

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(d) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations, whether by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Borrower, the release by Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.

15.3 Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which the Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

16 MISCELLANEOUS.

16.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK. ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST THE BORROWER WITH RESPECT TO ANY OF THE OBLIGATIONS, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR RELATED TRANSACTION MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE CITY AND STATE OF NEW YORK, UNITED STATES OF AMERICA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWING REPRESENTATIVE AT ITS ADDRESS SET FORTH IN SECTION 16.7 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA, OR, AT LENDER’S OPTION, BY SERVICE UPON WILLIAM J .GOLDEN, ESQ., 20 NASSAU STREET, SUITE M, PRINCETON, NJ 08542 (OR ANY SUCCESSOR OR REPLACEMENT PERSON, AS SELECTED BY LENDER), WHICH EACH BORROWER IRREVOCABLY APPOINTS AS THE BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE WITHIN THE STATE OF NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. EACH BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK.

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16.2 Entire Understanding. This Agreement and the other Credit Documents executed concurrently herewith contain the entire understanding between the Borrower and Lender relative to the subject matter hereof and thereof and supersede all prior agreements and understandings, if any, relating to the subject matter hereof, provided that the terms of any Commitment Letter, to the extent not in conflict herewith or with any other Credit Document shall continue to be applicable hereto. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the respective officers of the party making such promises, representations, warranties, or guarantees. Neither this Agreement nor any other Credit Document nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing signed by the party to be charged.

16.3 Advice of Counsel. The Borrower acknowledges that it and each Subsidiary has been advised by counsel in connection with the execution of this Agreement and the other Credit Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Credit Document.

16.4 Successors and Assigns; Participations; New Lender.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and all future holders of the Obligations and their respectivesuccessors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b) The Borrower acknowledges that Lender may at any time and from time to time sell participating interests in the Advances to one or more Participants provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with Lender’s rights and obligations under this Agreement. Each Participant may exercise all rights of payment (including, without limitation, rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. The Borrower hereby grants to any Participant a continuing securityinterest in any deposits, moneys or other property actually or constructively held by such Participant as security for such Participant’s interest in the Advances.

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(c) Lender may sell, assign or transfer all or any part of its rights under this Agreement and the other Credit Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”). Borrower hereby consents to the addition of such Purchasing Lender and the transfer of all or a portion of the rights and obligations of Lender under this Agreement and the other Credit Documents in connection therewith. Borrower shall execute and deliver such further documents and do such further acts and things as Lender or Purchasing Lender may reasonably request in order to effectuate the foregoing.

(d) Nothing contained herein, however, shall limit in any way the right of Lender to assign all or a portion of the Advances owing to it from time to time to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of theBoard of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank in regard thereto, but no such assignment shall release the assigning Lender from its obligations hereunder.

(e) Borrower authorizes Lender to disclose to any Purchasing Lender and any prospective Purchasing Lender any and all financial information in Lender’s possession concerning Borrower which has been delivered to Lender by or on behalf of Borrower pursuant to this Agreement or any other Credit Document or in connection with Lender’s credit evaluation of Borrower, subject, however, to the provisions on confidentiality set forth in Section 16.18.

16.5 Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that the Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for the Borrower’s benefit which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

16.6 Indemnity. The Borrower shall indemnify each Lender Party, and each of its respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against such Lender Party in any litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Credit Documents, whether or not such Lender Party is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified.

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16.7 Notice. Any notice or request hereunder may be given to the Borrower or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder may be given by (a) hand delivery, (b) overnight courier, or (c) registered or certified mail, return receipt requested. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or five (5) Business Days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service, in each case, addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Lender at:	Webster Business Credit Corporation
360 Lexington Avenue
New York, New York10017
Attention: Portfolio Manager

	with a copy to:	Emmet, Marvin & Martin, LLP
120 Broadway
New York, New York 10271
Attention: Eric M. Reuben, Esq.

(B)	If to the Borrower, at:	Precision Aerospace Components, Inc.
351 Camer Drive
Bensalem, Pennsylvania 19020
Attention: John Wachter

	with a copy to:	Precision Group Holdings, LLC
20 Nassau Street, Suite M
Princeton, New Jersey 08542
Attention: William J. Golden

	and	C3 Capital, LLC
1511 Baltimore Ave., Suite 500
Kansas City, MO 64108
Attention: Julie Webb

16.8 Survival. The obligations of Borrower under Sections 2.2, 3.9, 3.10, 3.11, 3.12, 3.14, 6.9(h), 16.6 and 16.10, together with any other Section, terms or provisions hereof which by its term so provides, shall survive any termination of this Agreement and the other Credit Documents and payment in full of the Obligations.

16.9 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

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16.10 Expenses. Borrower agrees to pay on demand all out-of-pocket, third party costs, fees, and expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by any Lender Party under, pursuant to or in connection with this Agreement or any other Credit Document, including, without limitation, any such costs, fees or expenses incurred in respect of the following: (a) all efforts made to enforce payment of any Obligations or effect collection of any Collateral, or (b) entering into, or the modification, amendment, administration and enforcement of, this Agreement and the other Credit Documents or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) inspection of Borrower’s books and records or any Collateral, including field audits, or (d) any physical inventory or any appraisal of any Collateral, or (e) instituting, maintaining, preserving, collecting, liquidating, evaluating, storing, safeguarding, enforcing or foreclosing on Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (f) defending or prosecuting any actions or proceedings arising out of or relating to any Lender Party’s transactions with the Borrower, or (g) advice given to any Lender Party with respect to its rights and obligations under this Agreement or any other Credit Document, whether by legal counsel, accountants, consultants retained for such purpose or otherwise. Any and all amounts due under this Section shall bear interest at the Default Rate until paid in full, shall be part of the Obligations, and shall be secured by the Collateral.

16.11 Right to Cure. Lender may, in its Permitted Discretion, (a) cure any default by the Borrower under any Material Agreement that affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of any Collateral or the rights and remedies of Lender therein or the ability of the Borrower to perform its obligations hereunder or under any of the other Credit Documents, (b) pay or bond on appeal any judgment entered against the Borrower, (c) discharge any Charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which Lender, in its Permitted Discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower’s Account therefor, such amounts to be repayable by Borrower on demand, shall bear interest at the Default Rate until paid in full, shall be part of the Obligations, and shall be secured by the Collateral. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of the Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

16.12 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender and, therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.13 CONSEQUENTIAL DAMAGES. NO LENDER PARTY, NOR ANY AGENT OR ATTORNEY FOR ANY OF THEM, SHALL BE LIABLE TO THE BORROWER FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE OBLIGATIONS OR ANY RELATED TRANSACTION.

16.14 Third Party Beneficiaries. No Person is intended to be, or shall be permitted, presumed or construed to be, a third party beneficiary of this Agreement or any other Credit Document.

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16.15 Captions. The captions at various places in this Agreement and in any other Credit Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Credit Document.

16.16 Counterparts; Signatures. This Agreement and the other Credit Documents may be executed in any number of separate counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Delivery of a counterpart hereto or to any other Credit Document by facsimile transmission or by Electronic Transmission of an Adobe portable document format file (also known as a “PDF file”) shall be as effective as delivery of an original counterpart hereto.

16.17 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and each other Credit Document and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and each other Credit Document or any amendments, schedules or exhibits thereto.

16.18 Confidentiality. Lender and each Purchasing Lender shall hold all non-public information obtained by Lender, or any Lender Party pursuant to the requirements of this Agreement and each other Credit Document, in accordance with each Lender Party’s customary procedures for handling confidential information of this nature; provided, however, each Lender Party may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any other prospective Purchasing Lender, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process, including, without limitation, in the course of any regulatory examination of such Lender Party; provided, further that (i) unless specifically prohibited by applicable law or court order, each Lender Party shall use its best efforts prior to disclosure thereof, to notify the Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with a regulatory examination) or (B) pursuant to legal process and (ii) in no event shall any Lender Party be obligated to return any materials furnished by the Borrower other than the Notes and those documents and instruments (if any) in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

16.19 Publicity. The Borrower hereby authorizes each Lender Party to make appropriate announcements of the financial arrangement contemplated hereunder, including, without limitation, announcements which are commonly known as “tombstones,” in such publications and to such selected parties as each Lender Party shall in its sole and absolute discretion deem appropriate. Without limiting the foregoing, Borrower authorizes each Lender Party to utilize any logo or other distinctive symbol associated with Borrower in connection with any such announcement or any other promotion, advertising or marketing undertaken by each Lender Party. In no event, however, shall the Borrower use the name of any Lender Party, or any logo or distinctive symbol associated with any of them, unless, as appropriate, such Lender Party has given its prior written consent thereto.

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16.20 Survival of Representations and Warranties. All representations and warranties of the Borrower contained in this Agreement and the other Credit Documents shall be true at the time of the Borrower’s execution of this Agreement and the other Credit Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

16.21 Certain Matters of Construction. Unless the context otherwise requires, (a) the terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (b) terms used herein in the singular also include the plural and viceversa; (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (d) all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Credit Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof; (e) references herein or in any other Credit Document to any actions being taken (or omitted to be taken) by any Lender Party after a Default shall be presumed to mean, unless otherwise expressly provided, while such Default is continuing; (f) any pronoun shall include the corresponding masculine, feminine and neuter forms; (g) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (j) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein); (k) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (l) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Section of, and Exhibits and Schedules to, this Agreement (unless otherwise specified); and (m) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights.

16.22 Destruction of Invoices. Borrower hereby authorizes and directs Lender in accordance with its standard document retention policies in such regards to destroy all invoices, agings, inventory reports, financial statements and other data provided from time to time by Borrower to Lender pursuant hereto.

16.23 Time. Time is of the essence in this Agreement and each other Credit Document. Unless otherwise expressly provided, all references herein and in any other Credit Documents to time shall mean and refer to New York time.

16.24 Patriot Act. Federal law presently requires Lender to obtain, verify and record information that identifies each Person that opens an account or applies for a loan or lease. Borrower agrees to cooperate with Lender in maintaining compliance with such law on an ongoing basis.

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16.25 No Tax Advice. The Borrower hereby acknowledges and agrees that, with respect to all tax and accounting matters relating to this Agreement, the other Credit Documents, or the transactions contemplated herein and therein, it has not relied on any representations made, consultation provided by, or advice given or rendered by any Lender Party or any of its representatives, agents, or employees; and, instead, the Borrower has sought, and relied upon, the advice of its own tax and accounting professionals with respect to all such matters.

16.26 Completion of Blanks. If this Agreement or any other Credit Document contains any blank spaces, such as for dates or amounts, Borrower hereby authorizes Lender to complete any such blank spaces according to the terms upon which the transactions contemplated hereby or thereby were contemplated.

16.27 Exculpation of Lender. Nothing herein contained shall be construed to constitute Lender as the Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Lender shall not, whether by anything herein or in any assignment or otherwise, assume the Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

16.28 Electronic Transmission. Subject to the provisions of this Section, each of Borrower, Lender and the other Lender Parties is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection herewith and the transactions contemplated herein. The Borrower hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by Borrower or the members of the Lender Parties in connection with the use of such E-System. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” Neither Lender nor any other Lender Party warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by Lender or any Lender Party in connection with any E-Systems or Electronic Transmission, including any warranty or merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Borrower agrees that neither Lender nor any Lender Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

[signature pages follow]

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Each of the parties has signed this Credit Agreement as of the day and year first above written.

“BORROWER”

PRECISION AEROSPACE COMPONENTS, INC.

By:
Name:	John Wachter
Title:	Chairman

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“LENDER”

WEBSTER BUSINESS CREDIT
CORPORATION

By:
Kevin Coleman, Authorized Signatory

[Signature Page to Credit Agreement]

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